INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                 between

                       PEROT SYSTEMS CORPORATION

                                   and

                     WESTERN PACIFIC AIRLINES, INC.

                     Effective as of April 1, 1997

Schedules
----------
A   Client Systems
B   Equipment
C   Performance Standards
D   Services
     D-1   Network Locations
     D-2   Change Control
     D-3   Software Development Request Process
     D-4   Typical Field Station Configuration
E   Excluded Services
F   Certain Employees
G   Subsidiaries
H   Client Obligations
I   Payment Schedule
     I-1   Task Order
J   Key Staff
K   Disaster Recovery and Back-up Plan
L   Transition Plan
M   Deliverables
N   Remedies
O   Typical Field Station Configuration
P   LAN Satellite Equipment Room Configuration (typical)

               INFORMATION TECHNOLOGY SERVICES AGREEMENT
               -----------------------------------------
This Information Technology Services Agreement ("Agreement"), dated as of March 28, 1997, is between Perot Systems Corporation, a Delaware corporation ("Perot Systems"), and Western Pacific Airlines, Inc., a Delaware corporation ("Client").
                             ARTICLE 1
                            DEFINITIONS
                           ------------
1.1   Certain Definitions.
     ---------------------
(a) "Client Data" has the meaning given the term in Section 6.3(a).
(b) "Client Facilities" means such space, office furnishings, janitorial service, telephone service, secretarial support, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services in Client's premises or such other premises as Perot Systems may reasonably require to provide the Services, including the space, furnishings, and equipment used by the Transitioned Employees prior to the Effective Date.
(c) "Client Systems" means any Systems owned by Client or licensed to Client by any entity other than Perot Systems, including the Systems listed on Schedule A.
(d) "Component" means any part, device, subsystem, functional unit, hardware, firmware, software, equipment or system used in, comprising or forming part of the Equipment.
(e) "Deliverables" means a document or item to be delivered to the Client as set out in the Transition Plan or Schedule M.
(f) "Designated Interest Rate" means a rate of interest equal to the lesser of
(i) four percent per annum more than the base rate established from time to time by CitiBank, N.A., or (ii) the maximum rate of interest allowed by applicable law.
(g) "Draft Schedules" has the meaning given in Section 2.2(a).
(h) "Effective Date" means April 1, 1997.
(i) "Emergency" means any event referred to in the Disaster Recovery Plan as amended from time to time, a copy of which will be attached to this Agreement as Schedule K, or an airline disaster which necessitates unusually large usage of processing or telecommunications facilities.
(j) "Equipment" means the computer and telecommunications equipment owned or leased by or licensed to Client that is required to perform the Services, including but not limited to all computers (including personal computers) and related peripherals and accessories. The Equipment is listed in Schedule B and includes the Class A Equipment and the Class B Equipment.
(k) "Expiration Date" means March 31, 2002.
(l) "Future Service" shall mean any service requested by Client outside the scope of the Services.
(m) "Including" means including but not limited to.
(n) "Integrated System" means the combination of the Equipment, Systems and PSC Work Product that is used by Perot Systems to perform the Services.
(o) "Key Staff" means the persons primarily responsible for provision and management of the Services and Equipment, details of whom are set out in Schedule J.
(p) "Losses" means all losses, liabilities, damages and claims, and all costs and expenses relating to such losses, liabilities, damages and claims (including attorneys' fees and costs of investigation, litigation, settlement, judgment, and interest).
(q) "Millennium Compliance" means software which lacks any so called Millennium Year 2000 bug.
(r) "Performance Standards" means the minimum grade of service requirements, congestion level requirements, or availability standards for each Service:
     (1) as set out in this Agreement, including Schedule C; or
     (2) where relevant, as set out in any particular Service Level Agreement.
(s) "Personnel" means:
     (1) any director or employee of Perot Systems;
(2) any agent, consultant or subcontractor retained by Perot Systems to perform any tasks, works, functions or obligations under this Agreement for Perot Systems; and
     (3) each director, partner or employee of an agent, consultant or contractor referred to in (b) who perform any tasks, works, functions or obligations of such agent, consultant, or contractor.
(t) "PSC Work Product" means all works of authorship, including Software and Software Documentation, and all inventions that are conceived, developed, fixed in any tangible medium or reduced to practice by Personnel in connection with the Services that are delivered to or used for the benefit of Client under this Agreement.
(u) "Resources" means the Client Systems, Equipment, and Client Facilities.
(v) "Services" means the services, functions and responsibilities described in Schedule D, as such Schedule may be amended from time to time pursuant to the terms of this Agreement. Services exclude the services, functions and responsibilities described in Schedule E.
(w) "Specification" means the documents approved by Client that describe the Services or the functional and operational characteristics and requirements of the Integrated System or any of its component parts.
(x) "System" means a computer program with supporting documentation, including input and output formats, program listings, narrative descriptions and operating instructions, together with the tangible media upon which the program is recorded.
(y) "Term" means the term of the Agreement as set out in Section 1.
(z) "Third Party Intellectual Property" means any trade secret, invention, work of authorship or other protectable interest that was not conceived or developed by or under the direction of Perot Systems, including trade secrets, inventions, works of authorship and other protectable interests conceived or developed by Client, Client's suppliers or, other than independent contractors retained specifically to develop software or to create other works of authorship in connection with this Agreement, Perot Systems' suppliers.
(aa) "Trade Secrets" mean any plans, processes, devices, or information (e.g., source code, customer data, financial information) that (i) have independent economic value, (ii) are not generally known to or ascertainable by proper means by other persons, (iii) are the subject of reasonable efforts to maintain their secrecy, and (iv) have been described in writing to Perot Systems.
(bb) "Transition Period" means the three month period immediately after the Effective Date.
(cc) "Transition Plan" means the plan referred to in Schedule L.
(dd) "Transitioned Employee" means each person identified in Schedule F who accepts Perot Systems' offer of employment in accordance with Section 3.3.

1.2 OTHER DEFINITIONS Other terms used in this Agreement have the meanings indicated by their context.

                                  ARTICLE 2
                                    TERM
                                    ----
2.1 TERM. The term of this Agreement will begin on the Effective Date and end on the Expiration Date, unless terminated earlier pursuant to Article 11.
2.2 TRANSITION PERIOD.

(a) The parties acknowledge that as of the Effective Date Schedules A, B, C, D, K, L, M, and N are incomplete ("Draft Schedules").

(b) During the Transition Period the parties will finalize the details of the Draft Schedules.

(c) If the parties are unable to reach agreement on the final terms of the Draft Schedules on or before the end of the Transition Period the following arrangements will apply:

    (1) Either party may terminate this Agreement by notice in writing to the other party within 10 days after the end of the Transition Period.

    (2) If the Agreement is terminated pursuant to paragraph (1):

(i)  neither party will have any liability to the other party, except for amounts payable to Perot Systems under Article 8 through the date of termination;

(ii)  Client or a third party vendor selected by Client will offer to employ, subject to Client's or the third party vendor's standard employment practices and policies, the Transitioned Employees. Perot Systems will render reasonable assistance to Client in the transfer of the Transitioned Employees;

(iii) Perot Systems may on notice in writing to Client, require Client to re-purchase (at book value) any Equipment which Perot Systems may have acquired from Client during the Transition Period.

                                 ARTICLE 3
                     ACCOUNT MANAGEMENT AND PERSONNEL
                    ---------------------------------
3.1 ACCOUNT MANAGER Perot Systems will designate an Account Manager ("Account Manager") who will be directly responsible for coordinating and managing the delivery of the Services and will have full authority to act on Perot Systems' behalf with respect to all matters relating to this Agreement. The Account Manager will work with the Client Representative to address Client's information technology issues and strategies and the parties' relationship under this Agreement.

3.2 CLIENT REPRESENTATIVE Client will designate a representative ("Client Representative") who will be directly responsible for supervising the delivery of the Services and have full authority to act on Client's behalf with respect to all matters relating to this Agreement. The Client Representative will work with the Account Manager to address Client's information technology issues and strategies and the parties' relationship under this Agreement.

3.3 TRANSFER OF PERSONNEL.
(a) Perot Systems will offer to employ, subject to Perot Systems' standard employment practices and policies, each person identified in SCHEDULE F that is an employee of Client on the Effective Date. Perot Systems will offer each such person a salary and benefits package, including disability, health and life insurance coverage, comparable to that offered to other Perot Systems' employees having similar skills and experience. Perot Systems will use reasonable commercial efforts to employ each Transitioned Employee as soon as practicable after the Effective Date.
(b) Upon Perot Systems' request, Client will act as Perot Systems' payroll and benefits agent and make salary and benefits payments to Transitioned Employees for a reasonable period after the Effective Date. In such event, Perot Systems will reimburse Client for all such amounts properly paid to Transitioned Employees.
(c) Client will be responsible for any severance or other payments to Client's employees who are not hired by Perot Systems.
(d) Perot Systems will have no liability whatsoever arising out of the employment of any individual identified on SCHEDULE F, whether or not such individual becomes a Transitioned Employee, prior to the Effective Date and thereafter only if such individual becomes a Transitioned Employee. Client will have no liability whatsoever arising out of the employment of any Transitioned Employee after the Transition Date; provided however, that Client shall retain all responsibility and liability for compliance with the requirements of Section 4980B of the Internal Revenue Code of 1986, as amended.

3.4 ACKNOWLEDGMENT Perot Systems will use reasonable commercial efforts to ensure that all Personnel who are to perform any tasks, works, functions or obligations under this Agreement for or on behalf of Perot Systems shall be:
(a) of good fame and character, and without, to the extent permitted by applicable law, a history of misconduct or dishonesty;
(b) appropriately competent and experienced in performing the tasks, works, functions or obligations to be performed by such Personnel; and
(c) if required to perform the applicable task, work, function or obligation, qualified, with appropriate U.S. qualifications or qualifications which are recognized in or equivalent to qualifications recognized in the U.S.

3.5 KEY STAFF.
(a) Perot Systems will use reasonable commercial efforts to ensure that the Personnel Specified in SCHEDULE J (Key Staff) shall be and remain employed by Perot Systems for the first two years of the Term and their primary responsibility shall be the performance of Perot System's obligations under this Agreement.
(b) In addition to the Key Staff set out in SCHEDULE J, at the date hereof, Perot Systems may from time to time nominate to client other Personnel as Key Staff. The inclusion of such persons as Key Staff must be approved by Client Representative. Perot Systems shall assist Client Representative in making any inquiries deemed necessary to satisfy the Client Representative of the suitability of such persons.
(c) Perot Systems shall notify Client Representative of the assignment of Key Staff.

3.6 PROHIBITION ON REMOVAL During the first two years of the Term, Perot Systems shall not terminate the services of nor procure the resignation of any Senior Personnel (being the Account Manager and persons who report directly to him) or remove any such Senior Personnel into another job classification or assign Senior Personnel to perform different tasks, works, functions or obligations under this Agreement, in each case without receiving the prior written approval of Client; provided, however, that such approval will not be required to terminate any Senior Personnel for Substantial Misconduct. "SUBSTANTIAL MISCONDUCT" means conviction of a felony; breach of any confidentiality or non-competition obligation; or failure to use good faith efforts to carry out the reasonable directions, instructions, policies, rules, regulations, or decisions of the Board of Directors of Perot Systems including those related to business ethics and the ethical conduct of the business of Perot Systems. Such approval will only be withheld if Client is satisfied that the proposal will have a serious and adverse impact on the ability of Perot Systems to perform its obligations under this Agreement.

3.7 RIGHT TO REQUEST REASSIGNMENTS, REPLACEMENTS AND REMOVAL. Client shall have the right, upon giving not less than one month's notice in writing to Perot Systems, to require Perot Systems to reassign, replace or remove any Personnel where the performance of that Personnel is such that it may, in Client's opinion, have a material and adverse impact on the ability of Perot Systems to perform its obligations under this Agreement or provide the Services.

3.8 TRAINING Perot Systems shall implement and maintain a policy of on-going training for all Personnel to ensure that all Personnel have the requisite skills and knowledge required to perform the tasks, works, functions and obligations assigned to them by Perot Systems.

3.9 BACK-UP PERSONNEL Perot Systems shall ensure that there will be sufficient back-up Personnel promptly to perform all activities under this Agreement in the event that the Personnel who normally perform such activities are temporarily unavailable due to sickness, holiday leave, or otherwise.

3.10 EMERGENCY SITUATIONS Perot Systems shall use extraordinary commercial efforts to perform any activities required in the event of an Emergency or other situation requiring high or unusual usage of the Equipment. Perot Systems shall only be liable under this clause if the Equipment fails to meet the Specifications or Performance Standards. Client shall reimburse Perot Systems for all extraordinary costs and expenses incurred by Perot Systems in connection with such extraordinary commercial efforts to the extent such costs and expenses are not covered under a Disaster Recovery Agreement between Client and Perot Systems.

3.11 ADDITIONAL PERSONNEL. If Perot Systems is consistently unable to meet its Performance Standards obligations under this Agreement, Client may give a direction in writing to Perot Systems requiring Perot Systems to employ or retain additional Personnel in order that such obligations are performed. Perot Systems shall, at Perot Systems' expense, comply with any commercially reasonable direction given by Client under this section.

3.12 SUB-CONTRACTORS.
(a) Perot Systems shall not use any sub-contractor in connection with performance of any substantial obligation of Perot Systems under this Agreement without Client's prior written consent, which consent shall not unreasonably be withheld.
(b) Each sub-contractor shall execute and deliver to Perot Systems an appropriate confidentiality agreement in a form substantially similar to that used by Perot Systems in connection with its own business activities, provided that such confidentiality agreement is not inconsistent with the terms of this Agreement.

                              ARTICLE 4
                    PEROT SYSTEMS' RESPONSIBILITIES
                    -------------------------------
4.1 SERVICES -- GENERAL.
(a) Perot Systems will provide to Client, and Client will obtain from Perot Systems, on an exclusive basis, except as otherwise mutually agreed, Client's requirements for the Services for the consideration described in Paragraph 8.1, provided that Client shall be entitled (i) to seek competitive bids for requirements for Services or Future Services identified after the Effective Date for which the incremental price to be charged under this Agreement will exceed $100,000, and (ii) to purchase Client's hardware and software requirements from third party vendors.
(b) Perot Systems shall meet the Performance Standards. In addition, upon request by Client, Perot Systems shall provide additional services to Client as described in Section 4.6.

4.2 SERVICES - PERFORMANCE GOALS. Perot Systems shall use reasonable commercial efforts:
(a) to provide the Services and manage the Equipment for Client in an efficient and effective manner; and
(b) to source and supply information technology and telecommunication products and services for Client in a fair and competitive manner.

4.3 SOFTWARE DEVELOPMENT . In the event Client requests Perot Systems to perform software development services as part of the Services or otherwise in connection with the development of specific Systems, an appropriate, mutually acceptable amendment to this Agreement will be prepared, which amendment will address the ownership of intellectual property rights, including, to the extent appropriate, the recoupment of Client's costs associated with the development of that Systems in the event Perot Systems licenses that Systems to an unrelated third party.

4.4 MILLENNIUM COMPLIANCE. Except as provided in a specific amendment to this Agreement, Perot Systems will have no obligation to identify or mitigate Client's exposure to the so-called "Millenium Bug" or any related issues. Notwithstanding the foregoing, while performing its obligations under this Perot Systems (i) will use reasonable commercial efforts to acquire hardware and software products that are Millennium Compliant, and (ii) will ensure that software that it develops is Millennium Compliant.

4.5 DISABLING CODE OR VIRUS.
(a) Perot Systems will not, without the prior consent of Client, insert into any System any code which would reasonably be expected to have the intentional effect of disabling or otherwise shutting down all or any portion of the System. In addition, Perot Systems will not knowingly invoke any such disabling code known or discovered to exist in any System, without Client's prior consent.
(b) Each party shall use its best efforts to ensure that no viruses or similar surreptitious code are introduced into the Systems used to provide the Services. If such surreptitious code is introduced into such Systems, the parties will each use its best efforts to minimize the adverse effects of the such code and to assist Client to mitigate and correct such adverse effects.

4.6 FUTURE SERVICE . From time to time Client may request that Perot Systems perform a Future Service. Provided that the service is one which Perot Systems offers or makes available to any other client of Perot Systems, Perot Systems shall provide the Future Service for the consideration specified in
Section 8.2. The parties shall execute a written amendment to this Agreement setting forth any special terms and conditions applicable to such Future Service, and Perot Systems will begin performing the Future Service: (1) upon receiving Client's written approval of the authorization to proceed and agreement to pay Perot Systems' charges and (2) after development of Applicable Specifications for the future service.

4.7 TRANSITION PLAN.
(a) During the Transition Period, Perot Systems shall (i) perform the Services generally described in the Draft Schedules to this Agreement, (ii) negotiate with Client in good faith the Performance Standards and further refinements of the descriptions of the Services to be provided, and (iii) develop a mutually acceptable Transition Plan. The Transition Plan shall describe, among other things, the migration of Client's information technology and telecommunications services from Client's facilities to Perot Systems' Data Center, shall include a task list with target dates and responsible personnel for each required activity, and shall provide for an acceptance test to ascertain whether the migration has been successfully completed and the Integrated Systems operate in accordance with the Performance Standards.
(b) Unless otherwise agreed in the Transition Plan, Perot Systems will establish an equipment configuration at Perot Systems' Data Center having performance characteristics that are at least equivalent to the configuration currently used by Client at its facilities and to test the operation of such configuration to demonstrate that Perot Systems can successfully migrate Client's information technology and telecommunications to the Perot Systems' Data Center.
(c) Perot Systems will, in accordance with the Transition Plan, install, integrate and test a parallel operations equipment configuration at Perot System's Data Center, which configuration shall be at least equivalent in processing capability or, in the case of telecommunications services, transmission capability, to the configuration currently used by Client at its own facilities.
(d) Upon completion of installation, integration and testing of the parallel operations equipment configuration at Perot Systems' Data Center, Perot Systems shall so certify to Client in writing. Client shall then perform any inspection desired by Client of Perot Systems' Data Center to verify the configuration and give its written consent to Perot Systems to commence the Test Suite, which consent shall not be unreasonably withheld.
(e) In accordance with the terms set forth in the Transition Plan, Client will supply to Perot Systems a master set of data (the "Test Suite"). Perot Systems will load the Client Systems on the parallel operations equipment configuration at Perot Systems' Data Center, and will process the Test Suite at Perot Systems' Data on the parallel operations equipment configuration using the Client Systems and deliver the results of such processing to Client in a format reasonably specified by Client, for comparison by Client to the results previously generated by Client in processing such data at Client's facilities. If the results do not match those previously generated by Client, Client and vendor will work to resolve and correct the differences.
(f) Upon successful completion of the Test Suite processing, Perot Systems shall, in accordance with the terms and conditions of this Agreement, immediately complete all steps necessary to make the final cut-over of all information technology and telecommunications operations from Client's facilities to Perot Systems' Data Center.

4.8 EQUIPMENT.
(a) Except as otherwise provided by this Agreement, Perot Systems will, at its expense, provide, manage, support and, maintain the Equipment in accordance with the Performance Standards and to ensure that all Equipment and Components are kept in good working order.
(b) Client hereby appoints Perot Systems as its sole agent for all matters pertaining to the Equipment arising on or after the Effective Date. Client will notify all appropriate third parties of such appointment, and will take no other action affecting Perot Systems' use of, or cost of using, the Equipment without Perot Systems' prior consent.
(c) Client will (i) assign to Perot Systems all license, maintenance, services, support and similar agreements relating to the Class A Equipment to the extent permitted by such agreements or the consent of the other parties to such agreements, or (ii) take such other action with respect to such agreements as Perot Systems reasonably requests.
(d) Effective as of the Effective Date, Client hereby assigns, conveys and transfers the Class A Equipment to Perot Systems free and clear of all liens and encumbrances. As consideration for such assignment, Perot Systems will pay Client an amount equal to the net book value of the Class A Equipment as shown on Client's accounting books and records on the Effective Date, provided that such books and records are maintained in accordance with generally accepted accounting principles applied on a consistent basis.
(e) Upon expiration of each lease or similar agreement relating to each item of Class B Equipment, Client will, at Perot Systems' reasonable request, use reasonable commercial efforts to acquire such item. Immediately upon Client's acquisition of such item, Client will assign, convey and transfer, and hereby does assign, convey and transfer such item to Perot Systems and, thereafter, such item will be deemed to be Class A Equipment. As consideration for such assignment, Perot Systems will pay Client an amount equal to the purchase price of such Class B Equipment.
(f) In order to meet Client's objectives, Client and Perot Systems acknowledge that it will be desirable from time to time to replace, or make modifications to the design and configuration of the Equipment and the Components.
Therefore Perot Systems shall:
(1) establish and maintain a mutually acceptable program for upgrading the Equipment and the Components to incorporate new technologies as and when they become available and to increase cost effectiveness and efficiency of the Equipment, the Components and the Services;
(2) ensure that modification upgrading will not reduce the functionality of the Equipment or any Component nor shall such modification or upgrading adversely impact on any performance standards;
(3) submit to Client all material replacements, modifications to the design or configuration of the Equipment or its Components for Client's acceptance, which acceptance shall not be unreasonably withheld.
The cost of replacing, modifying or upgrading Equipment or Components shall be borne by Client, unless otherwise agreed.
(g) During the Term, Perot Systems shall maintain an on-going inventory of all Components, including but not limited to an inventory of all spare equipment.
 Client may access the inventory at any time by giving notice to Perot
Systems.

4.9 SOFTWARE.
(a) Effective as of the Effective Date, Client hereby licenses Perot Systems on a non-exclusive basis the right to use the Client Owned or Licensed Systems identified in SCHEDULE A for the sole purpose of performing the Services for the benefit of Client and its Subsidiaries. Perot Systems shall not be entitled to use, reproduce, modify, distribute, disclose, reverse engineer or otherwise utilize Client Owned or Licensed System other than in accordance with the license granted in this subsection (a). The license granted in this paragraph (a) will terminate on termination or expiration of this Agreement.
(b) Perot Systems will obtain any consents which are necessary to enable the sub-license of the Licensed Systems to Perot Systems.
(c) Effective as of the Effective Date, Perot Systems will negotiate the assignment of the Third-Party Software identified in Part B2 of SCHEDULE A to Perot Systems.

4.10 PERFORMANCE STANDARDS.
(a) During the Transition Period, Perot Systems shall provide the Services at service levels which are no less than the performance levels achieved by Client as of the Effective Date.
(b) During the Transition Period, the parties will negotiate in good faith the final Performance Standards. The final Performance Standards are intended to be established to provide service levels that are better than or equal to the performance levels being provided by Client as of the Effective Date. These Performance Standards will be documented jointly by the parties and set forth as SCHEDULE C.II.
(c) Perot Systems will use commercially reasonable efforts to meet or exceed the Performance Standards. Any degradation of performance resulting from service or resource reductions requested by Client, or any change in the manner in which the Services are provided by Perot Systems approved by Client, will not constitute a failure by Perot Systems to meet any applicable Performance Standards.
(d) If requested by Client at the time Client requests or approves a service or resource reduction or a change in the manner of delivery of the Services, Perot Systems will review with Client, to the extent reasonably feasible under the circumstances, the anticipated effect of such reduction or change on Perot Systems' ability to meet the applicable Performance Standards.

4.11 SERVICE LEVEL AGREEMENTS.
(a) Unless the parties determine otherwise, before the provision of a Future Service, or otherwise as directed by Client, Perot Systems shall deliver to Client Perot Systems' suggested form of Service Level Agreement in respect of such Service for Client's approval in accordance with this Section 4.12.
(b) Client may accept or reject a proposed form of Service Level Agreement delivered to Client under Section 4.12(a). If Client rejects the form of such Service Level Agreement, Client may give directions to Perot Systems as the Client may reasonably consider necessary, to ensure that Perot Systems prepares a form of Service Level Agreement acceptable to Client, but which contains no provisions more onerous on Perot Systems than are imposed on it under this Agreement.
(c) If, in respect of a Service Level Agreement, Client does not exercise its rights under (b), or provide the directions referred to in (b) within seven days of delivery of the Service Level Agreement, it shall be deemed to have been accepted by Client.
(d) If Perot Systems fails to deliver to Client a form of Service Level Agreement as required under this Section 4.12, Client may prepare a form of Service Level Agreement which shall be binding upon Perot Systems provided that it contains no provision more onerous on Perot Systems than are imposed on Perot Systems under this Agreement.

4.12 REVIEW AND REVISION OF STANDARDS. The parties will periodically review the Performance Standards and, if mutually agreed, will adjust the Performance Standards to reflect appropriate changes in circumstances, such as technological advances, changes in methods used generally to perform similar services, or service or resource changes requested or approved by Client.

4.13 VERIFICATION OF COMPLIANCE. Perot Systems will provide Client with (i) a quarterly report, in a form and with content mutually agreed by the parties, and (ii) such other documentation and information as Client reasonably requests, to verify that the Services and Future Services are being performed in compliance with the Performance Standards.

4.14 CHANGE CONTROL. Within 90 days after the Effective Date, Perot Systems will prepare and provide to Client a procedure (the "Change Control Procedure"), which will provide, at a minimum, that Perot Systems will make no change which materially and adversely affects the function or performance of the Services, or which results in an increase in Perot Systems' charges to Client, without first obtaining Client's approval.

4.15 USE OF RESOURCES. Perot Systems will manage and will have the right to use the Resources and such other resources as and where Perot Systems deems appropriate to perform the Services.

4.16 INSURANCE.   During the Term, Perot Systems shall have and maintain in
force, at Perot Systems' sole expense, the following insurance coverages:
(a) Worker's Compensation Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and Employer's Liability Insurance with a minimum limit of $1,000,000 per occurrence.
(b) Commercial General Liability Insurance, including Products, Completed Operations Liability and Personal Injury, Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $2,500,000 per occurrence.
(c) Automotive Liability Insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of $2,000,000 per occurrence for bodily injury and property damage liability.
(d) Errors and Omissions Insurance, covering data processing errors and omissions and wrongful acts in the performance of the Services with a minimum combined single limit per occurrence of not less than $2,000,000.

                              ARTICLE 5
                      CUSTOMER RESPONSIBILITIES
                      -------------------------
5.1 GENERAL. Client hereby appoints Perot Systems as its sole agent for all matters pertaining to the Resources and will notify all appropriate third parties of such appointment. Client will be responsible for the obligations set forth in SCHEDULE H.

5.2 EQUIPMENT. Client will make the Class B Equipment available to Perot Systems without charge for its use to perform the Services, and Perot Systems will assume operational, including maintenance, and administrative responsibility for each item of Class B Equipment as long as that item is used by Perot Systems to perform the Services. Notwithstanding the foregoing, Client will retain complete financial responsibility for the Class B Equipment, including depreciation, insurance and taxes and all financial obligations under any applicable lease, license, maintenance, services, support and similar agreements relating to the Class B Equipment.

5.3 CLIENT FACILITIES. Commencing on the Effective Date, Client will provide the Client Facilities to Perot Systems without charge. Perot Systems will have access to Client Facilities 24 hours a day, seven days a week and will comply with Client's reasonable security procedures while on the premises of Client Facilities. In addition, Client will provide necessary storage space for backup data files and will provide such additional storage space as may be required by any change in Client's retention schedules.

5.4 INSURANCE. Client shall, at its expense, maintain at all times during the term of this Agreement valid and collectible Comprehensive Airline Liability, including Aircraft Liability, Passenger Liability, Public Liability and Property Damage insurance, written on an "occurrence" basis. Such insurance, and any Umbrella or Excess Liability insurance necessary to provide this limit of liability, shall bear a combined single limit per occurrence and annual aggregate of not less than $500,000,000, exclusive of defense costs. Such insurance shall (a) acknowledge Perot Systems, its officers, agents and employees as additional insureds as regards Perot Systems' acts or omissions;
(b) waive all rights of subrogation against Perot Systems; and (c) contain standard cross-liability or severability of interest provisions.

                                ARTICLE 6
                     PROPRIETARY RIGHTS AND SOFTWARE
                     -------------------------------
6.1 PSC WORK PRODUCT.
(a) Subject to the license granted in Section 6.1(b), Perot Systems shall retain all right, title and interest in and to all trade secret, copyright, patent and other intellectual property rights in and to all PSC Work Product.
 Notwithstanding the foregoing, Perot Systems hereby assigns to Client, to the maximum extent permitted by applicable law, all right, title and interest in and to all PSC Work Product to the extent that it contains Client's Trade Secrets. In addition, Perot Systems hereby assigns to Client, to the maximum extent permitted by applicable law, all right, title and interest in and to all PSC Work Product incorporated into Systems transferred to Perot Systems on the Effective Date.
(b) Upon termination of this Agreement, except in connection with Client's breach of this Agreement, Perot Systems grants Client a 99-year, non-exclusive, non-transferable, royalty-free, irrevocable, worldwide license to use, reproduce, and create derivative works of all PSC Work Product that are then being used by Perot Systems to provide Services, subject to the following:
(1) Except to the extent required by natural disaster or similar emergency, such PSC Work Product will not be operated, directly or indirectly, (A) by persons other than bona fide employees of Client or, with Perot Systems' consent, which consent will not be unreasonably withheld, third party service providers who execute a confidentiality agreement with Perot Systems having terms substantially similar to Section 10.4 of this Agreement, or (B) on equipment that is not under the control of Client or such third party service providers.
(2) Such PSC Work Product will not be used, copied or modified except for the internal operations of Client.
(3) Such PSC Work Product will be Confidential Information and remain perpetually subject to the provisions of Section 10.4.
(4) All copyrights, patent rights and other intellectual property rights in and to all modifications and additions to such PSC Work Product shall be owned by, and Client hereby assigns such modifications and additions to, Perot Systems, subject to the license granted to Client in this Section 6.1(b). Perot Systems will provide to Client one copy of the source code of all PSC Work Product licensed to Client under this Section 6.1(b).
(c) Nothing in this Agreement shall be construed to restrict Perot Systems from (1) developing or distributing products or performing services similar to the PSC Work Product or the Services, or (2) using any concepts, know-how or techniques developed by Perot Systems as a direct result of developing the PSC Work Product or performing the Services to develop or distribute products or to perform services for any other person, provided that Perot Systems does not infringe any proprietary rights of Client which Client obtains pursuant to
Section 6.1(a).

6.2 THIRD PARTY INTELLECTUAL PROPERTY.
(a) Unless Perot Systems is authorized to do so by Client or the authorized licensor of any applicable Third Party Intellectual Property, Perot Systems shall not incorporate into any PSC Work Product, or use for the benefit of Client in connection with the Services, any Third Party Intellectual Property.

(b) To the extent that Perot Systems is reasonably expected to use, reproduce or create derivative works of Third Party Intellectual Property owned by or licensed to Client to fulfill its obligations under this Agreement, Client hereby authorizes Perot Systems, as an independent contractor, and grants to Perot Systems, to the extent permitted by any applicable agreement to which Client is a party, a non-exclusive, non-transferable, royalty-free license, to use, reproduce and create derivative works of such Third Party Intellectual Property to the extent necessary to, and for the sole purpose of, fulfilling Perot Systems' obligations under this Agreement. Client, at no charge to Perot Systems and with Perot Systems' cooperation and assistance, will obtain any consents from third parties necessary to grant Perot Systems these rights.
(c) If (1) Perot Systems acquires the right to use, reproduce or create derivative works of any Third Party Intellectual Property and (2) the PSC Work Product contemplated by this Agreement to be developed by Perot Systems cannot reasonably be used as contemplated by this Agreement unless Perot Systems can transfer such rights to Client in accordance with the terms of this Agreement, then Perot Systems shall use reasonable commercial efforts to obtain the right to transfer such rights to Client. To the extent permitted, and subject to the restrictions imposed, by the owner or licensor of that Third Party Intellectual Property, Perot Systems assigns or sublicenses, as the case may be, to Client all rights in and to all Third Party Intellectual Property that forms part of a PSC Work Product that are necessary to allow Client to use that PSC Work Product as contemplated by this Agreement upon acceptance of, and payment for, that PSC Work Product.

6.3 CLIENT DATA.
(a) All data and information submitted to Perot Systems by Client in connection with the Services and Future Services (the "Client Data") is and shall remain the property of Client. Client Data shall not be (1) used by Perot Systems other than in connection with providing the Services and the Future Services, (2) disclosed, sold, assigned, leased or otherwise provided to third parties by Perot Systems or (3) commercially exploited by or on behalf of Perot Systems, its employees or agents.
(b) At its own expense, Perot Systems shall promptly correct any errors or inaccuracies in the Client Data caused by Perot Systems. At Client's expense, Perot Systems shall promptly correct any other errors or inaccuracies in the Customer Data.
(c) Upon request by Client at any time, Perot Systems shall (1) at Client's expense, promptly return to Client, in the format and on the media requested by Client, all Client Data and (2) erase or destroy all Client Data in Perot's posession. Any archival tapes containing Client Data shall be used solely for back-up purposes.
(d) Perot Systems shall make tapes containing copies of any Client Data then residing on Client Systems or Perot Systems' Systems (the "Back-up Tapes") and shall maintain the Back-Up Tapes in accordance with procedures set forth in EXHIBIT K. Perot Systems shall send the Back-Up Tapes to the off-site storage facilities described in EXHIBIT K. Upon request, authorized personnel of Client shall be permitted access to the off-site facilities during normal business hours and subject to any reasonable security procedures or other restrictions in effect at the off-site facilities at the time of the access. At the end of every calendar month during the Term, Perot Systems shall provide a copy of the Back-up Tapes made during such calendar month to Client and Client shall reimburse Perot Systems for the cost of the media.

                                 ARTICLE 7
                     CONTINUED PROVISION OF SERVICES
                     -------------------------------
7.1 DISASTER RECOVERY PLAN. During the Transition Period, Perot Systems will prepare a proposal, to be attached as EXHIBIT K to this Agreement, for the procedures to be followed with respect to the continued provision of the Services and the Future Services in the event that Client's facilities or Perot Systems' Data Center is unavailable for use because it has been destroyed, damaged or is otherwise not available for use (the "Disaster Recovery Plan") and providing a back-up procedure. Client shall promptly review the proposed Disaster Recovery Plan and notify Perot Systems of its acceptance or rejection of such proposal. If Client accepts such proposal, an appropriate amendment to this Agreement will be prepared and executed by the parties.

7.2 TERMINATION RIGHT. In the event the Services or Future Services are provided from a disaster recovery site for more than 30 days, Client may terminate this Agreement upon notice to Perot Systems.

7.3 TESTING. If Client elects to implement the proposed Disaster Recovery Plan, Perot Systems shall test the Disaster Recovery Plan at least once every calendar year during the Term and certify to Client that the Disaster Recovery Plan is operational.

7.4 PRIORITY. Perot Systems shall consult with Client regarding the priority to be given to the Services and the Future Services during the pendency of any disaster. Perot Systems shall not be excused from implementing the Disaster Recovery Plan as a result of the events described in Section 14.9., except to the extent that such events affect the disaster recovery site.

                                ARTICLE 8
                         PAYMENTS TO PEROT SYSTEMS
                         -------------------------
8.1 SERVICE CHARGES. Client will pay Perot Systems for the Services in accordance with SCHEDULE I.

8.2 ADDITIONAL SERVICES CHARGES. If Client requests Future Services from Perot Systems, Client will pay Perot Systems for such services on such basis as the parties may agree.

8.3 REIMBURSABLE EXPENSES. Client will pay or reimburse Perot Systems for its reasonable and actual documented out-of-pocket expenses incurred in connection with its performance of the Services, including non-routine travel and travel-related expenses that comply with Client's travel expense policies, provided that no such expenses will be incurred without Client's prior consent. Client will also pay or reimburse Perot Systems for aggregate software license transfer fees in excess of $25,000, and all license fees payable in connection with any third-party software other than that listed in Schedule A, incurred by Perot Systems at Client's request. Whenever reasonably practicable, air travel will be booked on Client's flights.

8.4 TAXES. There will be added to any charges under this Agreement, and Client will pay or reimburse to Perot Systems, amounts equal to any taxes, however designated or levied based upon such charges, the Services, or this Agreement, including state and local taxes, and any taxes or amounts in lieu thereof paid or payable by Perot Systems in respect of the foregoing, excluding franchise taxes and taxes based on the net income of Perot Systems.

Each party will cooperate with the other in minimizing any applicable tax and, in connection therewith, Client will provide Perot Systems any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by Perot Systems.

8.5 TIME OF PAYMENT. All amounts due hereunder will be due within, in the case of base monthly service fees, 10 days, or, in the case other fees and expenses, 30 days after receipt by Client of a Perot Systems invoice therefor and shall be paid by wire transfer to a bank account specified by Perot Systems. Perot Systems will submit invoices on a timely basis in accordance with Schedule I and any applicable task order. Undisputed amounts not paid when due will incur interest until paid at the Designated Interest Rate.

8.6 AUDITS. Perot Systems will permit Client or its designated representatives access to Perot Systems' facilities to perform an semi-annual audit of Perot Systems' records to the extent necessary to verify Perot Systems' charges to Client for the then preceding year or any portion thereof.

Client will provide to Perot Systems a copy of the audit report resulting from each such audit upon its completion. As soon as reasonably feasible thereafter, the parties will review the audit report and work in good faith to agree upon any reimbursement or upward adjustment of charges to Client and any appropriate future adjustments to Perot Systems' charges and practices. If such audit demonstrates that Perot Systems' invoiced charges for that period exceed the correct charges for that period by more than five percent, Perot Systems will pay or reimburse Client for the reasonable costs of such audit. In the event Perot Systems desires to limit the scope of Client's audit rights in order to protect confidential or proprietary information, the audit will be conducted, at Perot Systems' expense, by an independent third party auditor mutually acceptable to Perot Systems and Client who will verify Perot Systems' charges to Client for the then preceding year without disclosing any Perot Systems confidential or proprietary information to Client or any other party.

8.7 VERIFICATION OF COSTS. The charges set forth in this Agreement are based upon information furnished by Client to Perot Systems, but not independently verified by Perot Systems. Client represents to Perot Systems that such information, particularly as it relates to costs, is to the best of Client's knowledge, accurate and contains no material omissions. Accordingly, if any such information should prove to be incorrect in any material respect, appropriate adjustments may be made to Perot Systems' charges hereunder after consultation between Client and Perot Systems.

8.8 TELECOMMUNICATIONS CHARGES. During the remaining term of Client's service agreement with MCI, all telecommunications charges incurred by Perot Systems in respect of the provisions of Services or Future Services shall be charged to Client without a markup by Perot Systems. Telecommunications charges after expiration of Client's service agreement with MCI will be included in the base service fees, to the extent such charges are based on usage not greater than the average monthly usage for the six month period commencing on the Effective Date, for those years set forth in Schedule I. Notwithstanding the foregoing, Perot Systems will provide, at its expense, all telecommunications services necessary to connect the Equipment to Perot Systems' Data Center.

                                  ARTICLE 9
                       RECORDS, REPORTING AND ACCESS
                       -----------------------------
9.1 RECORDS AND REPORTING.
(a) Perot Systems shall ensure that accurate records of all Client Data, System documentation and records of any material other acts, matters or things required under this Agreement shall at all times be complete and up to date. Perot Systems shall give to Client on demand an electronic copy of any information kept pursuant to this Paragraph (a).
(b) During the Transition Period, Perot Systems and Client shall establish appropriate reporting requirements that will allow Client to verify Perot Systems' compliance with the Performance Standards, and these reporting requirements will be incorporated in SCHEDULE C.

9.2 RIGHT OF ACCESS. Client shall have the right at any time to inspect the processing facilities and operating practices of Perot Systems for the purpose of determining that Perot Systems security is adequate and that Client stored at Perot Systems is adequately protected. Client personnel shall comply with
reasonable security requirements of Perot Systems.   Perot Systems may require
advance notice of any access by Client to Perot Systems' facilities.

                                ARTICLE 10
                             CONFIDENTIALITY
                             ---------------
10.1 CLIENT DATA. All Client Data will remain the property of Client. Perot Systems will use such data or information solely in connection with performing the Services.

10.2 SAFEGUARDING CLIENT DATA.
(a) Perot Systems will establish and maintain commercially reasonable procedures and physical security measures to protect against the unauthorized alteration, loss, or destruction of Client's Data in Perot Systems' possession. Except as approved by Client, such procedures and physical security measures will be no less rigorous than those in effect at the Client Facilities prior to the Effective Date. Except as allowed in Section 9.2, Client personnel will not enter any computer operations area or other restricted access area in which Services are performed without Perot Systems' prior consent, which consent will not be unreasonably withheld.
(b) At Client's request and expense in accordance with Section 8.2, Perot Systems will establish and maintain additional procedures and physical security measures to protect such data and information.

10.3 CONFIDENTIAL INFORMATION.
(a) Each party agrees that all information regarding the other party's business activities and plans communicated to the receiving party will be treated as confidential information ("Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include information that (1) was previously known by the receiving party without an obligation of confidentiality, (2) is independently developed by the receiving party, (3) is or becomes publicly available without a breach of this Agreement by the receiving party, (4) is disclosed to the receiving party by a third person who is not required to maintain its confidentiality, or (5) is required to be disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party. The receiving party has the burden of proving the applicability of the foregoing exceptions.
(b) Each party shall use at least the same degree of care, but no less than a reasonable degree of care, to avoid unauthorized disclosure or use of the other party's Confidential Information as it employs with respect to its own Confidential Information of like importance.
(c) Each party may disclose Confidential Information only to its own officers, directors, and employees and to its consultants and advisors who reasonably need to know it. Each party shall be responsible to the other party for any violation of this Agreement by its officers, directors, employees, consultants or advisors.
(d) Neither party may print or copy, in whole or in part, any documents or other media containing any Confidential Information, other than copies for its officers, directors, employees, consultants, or advisors who are working on the matter, without the prior consent of the other party.
(e) Neither party may use the other party's Confidential Information for competing with the other party or for any purpose not in furtherance of this Agreement.
(f) Promptly after termination or expiration of this Agreement, each party will return or, with the consent of the other party, destroy all of other party's Confidential Information, except for archival and backup copies that are not readily available for use (other than archival and backup copies of data and information specifically created as part of the Services) and business records required by law to be retained.
(g) If either party becomes legally obligated to disclose any of the other party's Confidential Information, the party subject to the obligation shall notify the other party in writing promptly and shall cooperate with the other party at the other party's expense in seeking a protective order or other appropriate remedy.
(h) Each party agrees that in the event of a breach or threatened breach by either party, including its officers, directors, consultants, or employees, of the provisions of this Article 10, the non-breaching party will have no adequate remedy in money damages and, accordingly, shall be entitled to seek an injunction against such breach, in addition to any other legal or equitable remedies available to it.
(i) Each party is disclosing Confidential Information solely on an "AS IS" basis, with no warranties. The disclosing party will not be liable for any damages arising out of the use of Confidential Information disclosed hereunder.

                                   ARTICLE 11
                        PERFORMANCE REVIEW AND TERMINATION
                        ----------------------------------
11.1 PERFORMANCE REVIEW. The Account Manager and Client Representative will meet as often as reasonably requested by either party to review the performance of the parties under this Agreement. Each party will bear its own costs and expenses incurred in connection with such review.

11.2 DISPUTE RESOLUTION. If any continuing dispute between the parties is not resolved after reasonable attempts to resolve such dispute are made by either party, then, upon the written request of either party, each party will appoint an officer who does not spend most of his or her time on activities relating to this Agreement, to meet with the other party's officer for the purpose of resolving the dispute. The officers will negotiate in good faith to resolve the dispute within 60 days without the necessity of any formal proceeding. During the course of such negotiations, all reasonable requests made by one party to the other for information will be honored. Both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved, except to the extent that such obligations are in dispute, unless and until this Agreement expires or is terminated in accordance with its terms.

11.3 ARBITRATION. If the parties agree and if any dispute that is not resolved through negotiation pursuant to Section 11.2, except for disputes directly relating to infringement of intellectual property rights or a breach of Section 10, the dispute shall be submitted for final and binding arbitration in accordance with the following:
(a) Except as specified below or otherwise agreed in writing, the arbitration will be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.
(b) Any demand for arbitration or any counterclaim will specify in reasonable detail the facts and legal grounds forming the basis for the claimant's request for relief, and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by the claimant.
(c) The arbitration will be conducted by an arbitration panel consisting of a single neutral arbitrator selected in accordance with those Commercial Arbitration Rules.
(d) The arbitration proceedings will take place in Dallas, Texas.
(e) The arbitration panel may render awards of monetary damages, direction to take or refrain from taking action, or both. However, the arbitration panel may not award monetary damages in excess of the damages allowed pursuant to
Section 10.3 hereof.
(f) The arbitration panel may, at its discretion, require any party to the arbitration to reimburse any other party to the arbitration for all or any part of the expenses of the arbitration paid by the other party and the attorneys' fees and other expenses reasonably incurred by the other party in connection with the arbitration.
(g) Judgment upon the award rendered in the arbitration may be entered in any court of competent jurisdiction.

11.4 TERMINATION FOR CAUSE.
(a) If either party materially breaches any of its duties or obligations hereunder and such breach, if capable of cure, is not substantially cured within (i) 30 days of notice specifying the breach for a breach of Client's payment obligations hereunder, or (ii) 60 days of notice specifying the breach for any breach not relating to payment, the other party may terminate this Agreement for cause by giving notice to the party in default specifying the date of termination. For purposes of this section, a "material breach" includes, but is not limited to, any failure to meet Performance Standards for which a right of termination is created by virtue of Schedule N.
(b) Notwithstanding paragraph (a) above, Client may terminate the whole or any portion of this Agreement if there are recurrring failures by Perot Systems to meet any one or more Performance Standards.

11.5 TERMINATION FOR INSOLVENCY. If either party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party may, by giving notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

11.6 PARTIAL TERMINATION. Without limiting any of the rights contained in this Agreement, Client may elect, in the termination notice given under
Section 11.4, partially to terminate this Agreement, in respect of any Service or Future Service to which the default the subject of the notice relates. In this event, Perot Systems and Client shall negotiate in good faith an equitable adjustment to fees payable to Perot Systems under this Agreement, and Perot Systems shall, in its sole discretion, continue to perform the remaining part of this Agreement.

11.7 TERMINATION FOR CONVENIENCE.
(a) Beginning on the third anniversary of the Effective Date, Client may serve notice of termination at any time for Client's convenience. Client agrees to continue utilizing Services of Perot Systems for a period of not less than six months after notice is given. Client shall pay Perot Systems, as Perot Systems' sole remedy for termination, upon giving such notice the "Make Whole Costs" (hereinafter defined) and a termination fee equal to the present value of the remaining base monthly services charge. "Make Whole Costs" shall mean all reasonable direct costs of Perot Systems associated with the early termination of this Agreement, including:
(i) any equipment and facility lease termination penalties and transfer fees, prorated over a period of the lesser of the Term or the entire lease term existing during the Term,
(ii)  Equipment and System book loss or sublease loss, and
(iii) severance or relocation payments to individuals employed by Perot Systems that are dedicated solely to performing Services for Client, less
(iv) any savings associated therewith.
(b) RECHARACTERIZATION AFTER THE FACT. In the event that a purported termination for cause by Client under Section 11.4 or 11.6 is determined by a competent authority not to be properly a termination for cause, then such termination by Client shall be deemed to be a termination for convenience under this Section 11.7.

11.8 TERMINATION FOR CHANGE OF CONTROL. In the event of a change in control of Perot Systems (other than through one or more public offerings of Perot Systems' securities) where such control is acquired, directly or indirectly, in a single transaction or series of related transactions at any time during the Term (except that such change of control shall be measured during any six month period only in respect of any period when the Perot Systems shall be publicly owned), or all or substantially all of the assets of the Perot Systems are acquired by a competitor of Client, or Perot Systems is merged with or into an unaffiliated entity which is a competitor of Client to form a new entity, then, at any time within six months after any such event, Client may terminate this Agreement by giving Perot Systems written notice thereof and designating a date upon which such termination shall be effective.

11.9 TERMINATION ASSISTANCE. Commencing upon any notice of termination by either party or expiration of the term of this Agreement pursuant to Section
2.2 hereof, Perot Systems will provide to Client the termination assistance reasonably requested by Client to allow the Services and Future Services to continue without significant interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services or Future Services to Client or to a third party at Client's direction. Client will pay Perot Systems for such assistance on a time and materials basis at Perot Systems' then-current commercial billing rate therefor or on any other mutually acceptable basis. The termination assistance to be provided to Client by Perot Systems will include the following:
(a) Continuing to perform, for up to 180 days from the termination date, any or all of the Services or Future Services then being performed by Perot Systems.
(b) Developing, with the assistance of Client, a plan for the transition of services from Perot Systems to Client or third party nominated by Client.
(c) Providing training for personnel of Client in the performance of the services then being transitioned to Client.
(d) Making available to Client, pursuant to mutually acceptable terms and conditions, any equipment owned or leased by Perot Systems that is then dedicated solely to the performance of the Services or Future Services subject to the terms of any applicable lease. Client may purchase any such equipment owned by Perot Systems at Perot Systems' then current book value and, subject to the terms of the applicable lease, may assume Perot Systems' rights and obligations with respect to any such equipment leased by Perot Systems.
(e) Making available to Client, pursuant to mutually acceptable terms and conditions, any third party services then being used by Perot Systems in the performance of the Services. Perot Systems will be entitled to retain the right to use any such third party services as Perot Systems may require in connection with the performance of services for any other Perot Systems customer.
(f) Assisting any new service provider nominated by Client (provided that such service provider executes a nondisclosure agreement reasonably acceptable to Perot Systems) as follows:
(1) notify the new service provider of procedures to be followed in transition of services from Perot systems to the new service provider;
(2) reviewing all software libraries with the new service provider;
(3) explaining any applicable naming conventions used by Perot Systems;
(4) generating tapes and computer listings for relevant source code for Client Owned software or Client Licensed Software that are to be turned over to the new service provider;
(5) Unloading Client's production databases and making available tapes thereof with content listings to the new service provider staff;
(6) assisting with the loading of the databases at the new service provider;
(7) assisting with turn over of any carrier agreements, telecommunications infrastructure and network links to the new service provider;
(8) enabling Client to acquire the Equipment for the book value of such Equipment;
(9) assisting Client in making offers of employment to the Transitioned Employees; and
(10) other assistance reasonably required to transition the Services and Future Services to a new service provider.
Upon any termination of this Agreement, Client will pay Perot Systems, on the first day of each month and as a condition to Perot Systems' obligation to provide termination assistance to Client, an amount equal to Perot Systems' reasonable estimate of the total amount payable to Perot Systems for such termination assistance for that month. Should Termination occur as a result of a breach by Perot Systems, Perot Systems shall immediately on transfer of services from Perot Systems to Client or Client's designated third party service provider, repay or reimburse Client for any payments made by Client to Perot Systems under this Section 11.9(f). For a reasonable period after Client or a third party has assumed responsibility for the Services, Perot Systems will cooperate with Client or such third party to resolve any outstanding issues that may arise during such period, and Client will pay Perot Systems at its then current commercial rates for such cooperation, which rates will not be subject to repayment or reimbursement as provided in the preceding sentence.

11.10 TRANSITION OF PEROT SYSTEMS PROPRIETARY SOFTWARE AND OTHER SYSTEM SOFTWARE. Upon termination or expiration of this Agreement:
(a) With respect to the systems software proprietary to Perot Systems and not generally commercially available, Perot Systems will either:
(1) grant Client, for use by Client or a third party service provider rendering services to Client, a license to use such system software on commercially reasonable terms, or
(2) at Client's option, recommend a commercially available substitute (if one exists) to perform the same function. However, if a commercially available substitute exists, then Perot Systems may elect not to grant Client a license to use the Perot Systems' proprietary systems software, in which event Perot Systems will, at its expense, perform and deliver to Client all conversions necessary to enable Client or a third party service provider rendering Services to Client to utilize such substitute in a manner that does not prevent timely transition to Client or a third party service provider.
(b) With respect to generally commercially available systems software, if Perot Systems has licensed or purchased and is using any such system software solely for providing the Services or Future Services to Client at the date of expiration or termination, and Client desires to use or have a third party service provider use such system software, Client will reimburse Perot Systems for initial license or purchase charges for such systems software in an amount equal to the remaining unamortized cost of such systems software, if depreciated over a five year life, pay any transfer fee or charge imposed by any applicable vendor, and assume all license and maintenance payments due after the date of termination.
(c) With respect to generally commercially available systems software, if Perot Systems has licensed or purchased and is using any such system software for providing the Services or Future Services to Client and other Perot Systems' customers in a shared environment at the date of expiration or termination, Perot Systems will assist Client in obtaining licenses for such systems software subject to Client's payment of any license fee or charge imposed by any applicable vendor.
(d) Perot Systems will return to Client all copies of the Client Owned and Licensed Systems identified in Schedule A which are in Perot Systems' possession.

                               ARTICLE 12
                       INDEMNITIES AND LIABILITY
                       -------------------------
12.1 CROSS INDEMNITY. Each party agrees to indemnify, defend, and hold harmless the other party from and against all Losses arising from third-party claims based on the negligence, gross negligence or willful misconduct of the indemnifying party and arising out of (i) the death or bodily injury of any person, or (ii) the damage, loss or destruction of any real or tangible personal property of the indemnifying party.

12.2 INTELLECTUAL PROPERTY INDEMNITY.
(a) BY PEROT SYSTEMS. Perot Systems shall, at its expense, defend any claim brought against Client alleging that (1) PSC Work Product infringes a third person's copyright or trade secret enforceable where the affected PSC Work Product or Software was installed by Perot Systems or was, to the knowledge of Perot Systems as determined at the time of installation, to be used by, or for the benefit of, Client, or (2) the method chosen and used by Perot Systems in its sole discretion to implement the Specifications or the Services or Future Services infringes a third person's patent enforceable where the affected PSC Work Product was installed by Perot Systems or was, to the knowledge of Perot Systems as determined at the time of installation, to be used by, or for the benefit of, Client, and shall indemnify and hold Client harmless for all Losses in connection with any such claims, provided that Client gives Perot Systems (i) prompt notice of such claim, (ii) sole authority to defend or settle the claim, and (iii) all necessary assistance and information to defend or settle such claim.
(b) BY CLIENT.
(1) Client shall, at its expense, defend any claim brought against Perot Systems alleging that Perot Systems' use, in accordance with the terms of this Agreement, of Third Party Intellectual Property owned by or licensed to Client infringes a third person's copyright, trade secret or patent (except as may have been caused solely and directly by a modification to the Third Party Intellectual Property by Perot Systems) enforceable where the affected Third Party Intellectual Property is used by Perot Systems, and shall indemnify and hold Perot Systems harmless for all Losses in connection with any such claim, provided that Perot Systems gives Client (i) prompt notice of such claim, (ii) sole authority to defend or settle the claim, and (iii) all necessary assistance and information to defend or settle such claim.
(2) Client shall, at its expense, defend any claim brought against Perot Systems alleging that a process or system having the characteristics or functionality of the Integrated System described in the Specifications that is implemented or used by Perot Systems or PSC Personnel infringes a third person's patent, and shall indemnify and hold Perot Systems harmless for all Losses in connection with any such claim, provided that Perot Systems gives Client (i) prompt notice of such claim, (ii) sole authority to defend or settle the claim, and (iii) all necessary assistance and information to defend or settle such claim. This Section 12.2(b) does not apply to any claims described in Section 12.2a)(2) and to PSC Work Product.
(c) MITIGATION. Upon receiving notice of an infringement claim, the indemnifying party may, in its sole discretion, (1) modify the allegedly infringing item to be non-infringing or (2) if, in the indemnifying party's reasonable discretion, modification is not reasonably possible, obtain for the indemnified party the right to continue to use the item in accordance with the terms of this Agreement. If the indemnifying party elects to modify the allegedly infringing item, (i) the indemnified party shall, without charge, give the indemnifying party all assistance and information necessary to allow the indemnifying party to make such modifications as promptly as practicable, and (ii) all relevant inspection, test and acceptance criteria shall be revised as appropriate to reflect such modifications.
(d) EXCLUSIONS. Notwithstanding the other provisions of this Section, the indemnifying party shall have no liability to the indemnified party for any claim of infringement based on the use or licensing of any portion of an Integrated System modified by the indemnified party if the claim reasonably relates to such modification.

12.3 LIMITATION OF LIABILITY. Except in connection with Section 12.2 or a party's breach of Section 10.3, if either party ("Liable Party") becomes liable to the other party ("Other Party") on account of the Liable Party's performance or nonperformance of its obligations under this Agreement (except for Client's payment obligations), whether arising by negligence, intended conduct, or otherwise, the amount of damages recoverable against the Liable Party for all events, acts and omissions will not exceed, in the aggregate, a sum which is the total of the Base Charges and the Incremental charges for the six month period prior to the date of breach. In no event shall either party be liable for indirect, incidental, reliance, special, consequential or punitive damages of any person, including third persons, arising out of or in connection with this Agreement, even if such party has been advised of the possibility of such damages in advance. Each party shall have a duty to mitigate damages for which the other Party is responsible. No claim may be asserted by either party against the other with respect to any event, act or omission which occurred more than two years prior to the claim being asserted.

12.4 REMEDIES. During the Transition Period, the parties will complete Schedule N specifying types of defaults in respect of Perot Systems failing to deliver to Client a Deliverable or failing to comply with Schedule C (Performance Standards) and further specifying the remedies, if any, in respect of each such default.

                                ARTICLE 13
                                WARRANTIES
                                ----------
13.1 BY CUSTOMER.  Client warrants that:
(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware;
(b) It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;
(c) The execution, delivery and performance of this Agreement has been duly authorized by Client; and
(d) No approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement.

13.2 BY PEROT SYSTEMS.  Perot Systems warrants that:
(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware;
(b) It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;
(c) The execution, delivery and performance of this Agreement has been duly authorized by Perot Systems; and
(d) No approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement.

13.3 DISCLAIMER. Except as specified in this Article 13, neither Perot Systems nor Client makes any other warranties in relation to the Services, Future Services or the Integrated systems and each explicitly disclaims all other warranties, express or implied, including the implied warranties of merchantability and fitness for a specific purpose.

                               ARTICLE 14
                              MISCELLANEOUS
                              -------------
14.1 NO HIRE COMMITMENTS. During the term of this Agreement and for 12 months thereafter, each party agrees that neither it nor any of its subsidiaries will recruit or hire any person employed then or within the preceding 12 months by the other party or any of its subsidiaries and who performed work in connection with this Agreement without the prior consent of the other party; provided, however, that this restriction will not apply to the initial transfer of the Transitioned Employees from Client to Perot Systems or, following termination of this Agreement (except a termination for cause by Perot Systems) the transfer of Transitioned Employees to Client from Perot Systems.

14.2 NOTICES. All consents, notices, requests, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed given when delivered personally against receipt, on the next business day when sent by overnight courier, and on the fifth business day after being mailed by certified mail, return receipt requested, to each party at the following address (or to such other address as that party may have specified by notice given to the other pursuant to this provision):

If to Perot Systems:

Perot Systems Corporation
12377 Merit Drive,  Suite 1100
Dallas, Texas  75251
Attn:  President

With a copy to:

Perot Systems Corporation
12377 Merit Drive,  Suite 1100
Dallas, Texas  75251
Attn:  General Counsel

If to Client:

Western Pacific Airlines Corporation
2864 S. Circle Drive, Suite 1100
Colorado Springs, Colorado  80906
Attn: President

With a copy to:

Western Pacific Airlines Corporation
2864 S. Circle Drive, Suite 1100
Colorado Springs, Colorado  80906
Attn: Nina A. Ortega, Esq.

14.3 ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of each party and its respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by either party without the prior written consent of the other.

14.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement will be enforced as if this Agreement was entered into without the invalid provision.

14.5 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

14.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.
14.7 RELATIONSHIP OF PARTIES. Perot Systems, in furnishing services to Client hereunder, is acting only as an independent contractor. Except as otherwise provided herein, Perot Systems does not undertake by this Agreement or otherwise to perform any obligation of Client, whether regulatory or contractual, or to assume any responsibility for Client's business or operations, and Perot Systems has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Perot Systems hereunder unless otherwise provided herein.

14.8 APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld unless otherwise expressly provided.

14.9 FORCE MAJEURE. If either party is prevented, hindered, or delayed in the performance or observance of any of its obligations hereunder, except for Client's payment obligations, by reason of any circumstance beyond its reasonable control, that party will be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and that party continues to use all commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.

14.10 MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No delay or omission by either party to exercise any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either party of any of the obligations to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other obligation herein contained.

14.11 NO THIRD PARTY BENEFICIARIES. The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third party, including any employee of either party, and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.

14.12 GOVERNING LAW. The laws of the State of Texas will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

14.13 ENTIRE AGREEMENT. This Agreement, including any exhibits, schedules or appendices hereto or thereto, constitutes the final, entire, and exclusive agreement among the parties with respect to its subject matter.

14.14 PUBLICITY. Neither party shall use the other party's name or refer to it directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, including in any promotional or marketing materials, customer lists or business presentations without approval from the other party for each such use or release.

14.15 SURVIVAL.  The terms of Sections 2.2(c), 4.5, 8.6, 9.1(a), 11.9, 11.10,
14.1 and 14.4, and Articles 6, 10, and 12 shall survive the expiration of this Agreement or termination of this Agreement for any reason.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their duly authorized representative as of the date first set forth above.

PEROT SYSTEMS CORPORATION                     WESTERN PACIFIC AIRLINES, INC.
-------------------------                     -----------------------------

                                   SCHEDULE A
                                 CLIENT SYSTEMS
                                 --------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997.

PART A:  CLIENT-OWNED SYSTEMS

ACCOUNTING REPORTING - Revenue accounting application running on an HP9000 machine. On-line and batch processes. Import ReserVision (Informix) data into Sybase via Access client.
CALL MANAGEMENT - Download call center data from AT&T phone switch for analysis running on a Sun Sparc machine.
CARGO - Cargo tracking system running on HP9000. On-line and batch processes. CRS INTERFACE(S) - Interface and reporting customization will be required to support the coordination of inventory between ReserVision and Sabre.
FLIGHT INFORMATION DISPLAY SYSTEM (FIDS) - supports the display of departure and arrival information at the Colorado Springs airport.
FREQUENT FLYER - Database which houses Client and promotional data on an HP9000 machine. VB front end to ReserVision.
FLIGHT INFORMATION SYSTEM - Bridge application that supports the transfer of information from the Flight Operations system to ReserVision.
FLIGHT OPERATIONS REPORTING SYSTEM - supports the front end of reporting for Flight Operations
INTERNET WEB SERVER (www.westpac.com) - Client's external web page with airline history and flight scheduling information.
HELP DESK - Application creates trouble tickets and provides a status to all trouble tickets.
MYSTERY FARES - Client special promotion to unknown destinations. Special promotion within ReserVision.
PASS BUREAU - Employees' friends and families flight information database running on HP9000. On-line and batch processes.
REMOTE DIAL-IN - Supports the remote, secure access to the Client network of eight (8) concurrent users. Secureid card access available to approximately 80 users to date.
RESERVISION HISTORY - Archive of ReserVision data on an HP9000 machine. VACATION PACKAGES - Appendage to the ReserVision system running on HP9000. Incorporates a Visual Basic Client.
WEB INTRANET DATABASE SERVER - Application used by reservation agents to obtain general, static information. (Common Gate departures and arrivals, etc.)

PART B-1:  LICENSED SYSTEMS TO BE TRANSFERRED

Perot Systems will use reasonable commercial efforts to negotiate, on behalf of Client, the transfer of the following third-party software product licenses to Perot Systems. Perot Systems will use reasonable commercial efforts to minimize charges payable in connection with such transfers. Client will reimburse Perot Systems for all third party charges incurred by Perot Systems in connection with such transfers, provided that Perot Systems will pay the first $25,000 of such transfer charges.

 VENDOR                              PRODUCT NAME               MONTHLY LEASE PAYMENT  MONTHLY MAINTENANCE PAYMENT  TRANSFER FEE
-----------------------  -----------------------------------  ---------------------  ---------------------------  ------------
SBS International of     Crew Planning System (SCS Pair & SBS $            5,000.00                               Prior Written
    New York, Inc        Lines)                                                                                   Consent
                         Tuxedo                                                       support covered in master
                                                                                      SBS Lease
                         Crew Management System (SBS Maestro)                                                     prior written
                                                                                                                   consent
Jeppesen Sanderson, Inc  NavData                                                      $       2,800.00 <F1>       prior written
                                                                                                                  consent
US LAN Systems Corp      USL Financials                                               $         500.00            prior written
                                                                                                                  consent
Airline Software, Inc.   Airline Resource Management System                           $          75.00            prior written
                         (ARMS)                                                                                   consent
Citrix                   Winframe                                                     $         500.00
Cabletron                Cabletron Spectrum Element Manager                           $          62.50
AAMG inc                 Airsoft                               $           6,250.00                               prior written
                                                                                                                  consent
Microsoft Corporation    Server family (NT srvr, client,
                         exchange server/client)
                         Windows family                                               $       3,333.33            prior written
                                                                                                                  consent
                         Office family                                                                            prior written
                                                                                                                  consent

<F1>
THIS LICENSE AGREEMENT IS CURRENTLY IN A SEVEN (7) YEAR TERM WITH ANNUAL INCREASES IN MAINTENANCE COSTS

PART B-2:  LICENSED SYSTEMS TO BE RETAINED

Client will remain the licensee for the following third-party software product licenses and will authorize Perot Systems to use such products on Client's behalf. ClientPerot Systems will, on behalf of Client, administer the license and maintenance agreements relating to these products, which administration will include the payment of license and maintenance fees. Client will reimburse Perot Systems for all license and maintenance fees incurred in connection with these products.

                                                     MONTHLY        MONTHLY
      VENDOR                 PRODUCT NAME        LEASE PAYMENT  MAINT. PAYMENT
---------------------   -----------------------  -------------  --------------
CISCO                   CiscoWorks                              $       166.67
Northwest Aero
 Associates, Inc.       The Galaxy System (TGS)                 $       350.00
Sterling Software       CONNECT: Tracs for MS-                  $        20.83
                         DOS (BSC)
Official Airline Guides OAG FlightDisk                          $       130.25
Intersolv               ODBC drivers
US LAN Accounting       FRX
Ceridian                Ceridian
                        Weather for Windows
Hewlett-Packard         Magneto test
                         (optical drives)
General software house  Crystal Reports
Pyramid                 PSNAP  (E)                              $     9,455.00
                        PYRDC
                        PMONITOR
SABRE Decision          SABRE QIK
 Technologies
Sybase, Inc.            Sybase SQL Server                       $       500.00
                        Open Client/D Dev Kit
                        SQL Server Monitor Server
                        SQL Server Monitor Client
                        SQL Monitor Bundle
Informix                Informix Online Dynamic   Finance Lease $     5,322.92
                        Server Runtime (B)        No. 41196-001
                        Illustra (D)              Finance lease $     6,063.75
                                                  No. 41196-002
Novell                  Netware F/S
Performix, Inc.         Empower                                 $       700.00
TCS Management
 Group, Inc             Telecenter System                       $       731.25
Restek Ltd.             ReserVision                             $     5,000.00
                        Boarding Control

(B), (D) THESE LICENSE AGREEMENTS ARE CURRENTLY FINANCED AND WILL RESULT NOT ONLY IN MAINTENANCE EXPENSES BUT ALSO IN THE FULFILLING OF THE OBLIGATION OF THE FINANCED PURCHASE. CONTRACT WILL REQUIRE THE PAYMENT OF SMALL MONTHLY PAYMENTS FOLLOWED BY LARGE MONTHLY BALLOON PAYMENTS THROUGHOUT 1997.
(E) THESE PRODUCTS WERE PURCHASED AND THEIR MAINTENANCE AND SUPPORT ARE COVERED UNDER THE PYRAMID LEASE CONTRACT.

                            SCHEDULE B
                            EQUIPMENT
                            ----------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997.
Part 1: Class B Equipment. The following list sets forth the Class B Equipment. Client will authorize Perot Systems to use such products on Client's behalf. Perot Systems will, on behalf of Client, administer the lease and maintenance agreements relating to the Class B Equipment, provided that Client shall pay all lease and maintenance fees associated with the Class B Equipment.

LESSOR, MASTER LEASE NUMBER, SCHEDULE NUMBER, SUMMARY DESCRIPTION
-----------------------------------------------------------------
AT&T Credit Corporation W314804 00010 Definity Switch G3I
AT&T Credit Corporation W314804 00030 Definity Switch G3R upgrade Technology Credit Corp (CISCO Systems) 7137 1 4500 and 2500 routers Technology Credit Corp (CISCO Systems) 7137 3 2500 routers
Technology Credit Corp (CISCO Systems) 7137 4 2500 routers
Technology Credit Corp (CISCO Systems) 7137 5 2500 routers
Technology Credit Corp (CISCO Systems) 7137 6 2500 routers Hewlett-Packard 4124 01733(A) H-50 Class Fileserver
Hewlett-Packard 4124 01733(B) SCSI Disk Drives and memory Hewlett-Packard 4124 01733(C) SCSI Disk Drives and cabinetry Hewlett-Packard 4124 1734 E-35 and H-60 Class systems
Hewlett-Packard 4124 01876 Ethernet Advisor (diag test)
CCA Financial/Nelco, Ltd. 02706 01 125 Personal Computers
CCA Financial/Nelco, Ltd. 02706 02 100 Personal Computers
CCA Financial/Nelco, Ltd. 02706 03 & 04 PC Workstations and laptops
CCA Financial/Nelco, Ltd. 02706 05 & 06 PC Workstations and laptops Forum Financial Group 2770 01 100 Personal Computers & 50+ Printers Forum Financial Group 2770 02 82 Personal Computers
Forum Financial Group 2770 03 5 Personal Computers
Forum Financial Group 2770 04 20 Personal Computers
Forum Financial Group 2770 05 15 Personal Computers
Forum Financial Group 2770 06 33 Personal Computers
Forum Financial Group 2770 07 26 Personal Computers
LESSOR MASTER LEASE NUMBER SCHEDULE NUMBER SUMMARY DESCRIPTION
AT&T Credit Corporation W314804 00010 Definity Switch G3I
AT&T Credit Corporation W314804 00030 Definity Switch G3R upgrade Technology Credit Corp (CISCO Systems) 7137 1 4500 and 2500 routers Technology Credit Corp (CISCO Systems) 7137 3 2500 routers
Technology Credit Corp (CISCO Systems) 7137 4 2500 routers
Technology Credit Corp (CISCO Systems) 7137 5 2500 routers
Technology Credit Corp (CISCO Systems) 7137 6 2500 routers Hewlett-Packard 4124 01733(A) H-50 Class Fileserver
Hewlett-Packard 4124 01733(B) SCSI Disk Drives and memory Hewlett-Packard 4124 01733(C) SCSI Disk Drives and cabinetry Hewlett-Packard 4124 1734 E-35 and H-60 Class systems
Hewlett-Packard 4124 01876 Ethernet Advisor (diag test)
CCA Financial/Nelco, Ltd. 02706 01 125 Personal Computers
CCA Financial/Nelco, Ltd. 02706 02 100 Personal Computers
CCA Financial/Nelco, Ltd. 02706 03 & 04 PC Workstations and laptops
CCA Financial/Nelco, Ltd. 02706 05 & 06 PC Workstations and laptops Forum Financial Group 2770 01 100 Personal Computers & 50+ Printers Forum Financial Group 2770 02 82 Personal Computers
Forum Financial Group 2770 03 5 Personal Computers
Forum Financial Group 2770 04 20 Personal Computers
Forum Financial Group 2770 05 15 Personal Computers
Forum Financial Group 2770 06 33 Personal Computers
Forum Financial Group 2770 07 26 Personal Computers
Siemens Credit Corp. 975-0001020-000  2 Nile 150 Fileservers
Siemens Credit Corp. 975-0001020-000 Disk upgrade for Nile fileservers Racal-Datacom 87591 Telecommunications hubs
Leasetec Corporation 5296 00 HP Netserver 5/133
Leasetec Corporation 5296 01 AS400 Model 200
Leasetec Corporation 5296 02 & 03 2 HP D250 & 2 HP K420
MicroTech Leasing (Varilease) 10777 01 Personal Computers
COMDISCO 01-SL77192 0001 25 IBM thinkpads
COMDISCO 01-SL77192 0002 upgrades for Netserver 5/133
COMDISCO 01-SL77192 0003 41 Personal Computers


Part 2: Class A Equipment. The following list sets forth the Class A Equipment to be transferred to Perot Systems. The net book value set forth below is estimated as of February 1997, and will be adjusted as soon as practicable after the Effective Date.


SYS ASSET           IN-SVC  DEP REM  UNADJ SALVAGE THRU CURRENT    NET   PCT
NO,  NO,DESCRIPTION, DATE, METH,LIFE,BASIS, VALUE, DATE,ACCUM DEP,BK VAL,DEP
------------------------------------------------------------------------------
153 252 MERLIN PHO 8/28/94 SLMM 2 6 21,845.41 0 Feb-97 10,922.70 0 10,922.71  50
156 255 (7) CELL P 10/25/94 SLMM 00 08 1,480.76 0 Feb-97 1,192.84 0  287.92 80.6
157 256 T1 ESF CSU 11/18/94 SLMM 00 09 1,869.73 0 Feb-97 1,454.22 0  415.51 77.8
159 258 406CS/LS M 11/18/94 SLMM 00 09 6,952.00 0 Feb-97 5,213.99 0 1,738.01 75
162 261 MERLIN LED 11/28/94 SLMM 00 09 2,742.57 0 Feb-97 2,056.92 0  685.65 75
161 260 EQUIPMENT 12/1/94 SLMM 00 09 1,280.89 0 Feb-97  960.66  0  320.23  75
163 262 PBX ENGINE 12/10/94 SLMM 00 09   236.50  0 Feb-97  177.36  0  59.14 75
164 263 800 NATION 12/13/94 SLMM 00 09 1,734.68 0 Feb-97 1,301.02 0  433.66 75
165 264 ACD 10MB P 2/1/95 SLMM 00 11  938.59  0 Feb-97  651.79  0  286.80 69.4
166 265 (2) KENTRO 2/1/95 SLMM 00 11 8,760.10 0 Feb-97 6,083.40 0 2,676.70 69.4
168 267 SYSTEM 75 3/1/95 SLMM 01 00 4,180.20 0 Feb-97 2,786.80 0 1,393.40 66.7
169 268 CABLING MA 3/1/95 SLMM 01 00 2,769.12 0 Feb-97 1,846.08 0  923.04 66.7
167 266 EVEREST EL 3/1/95 SLMM 01 00 6,853.12 0 Feb-97 4,568.74 0 2,284.38 66.7
661 759 (3) TPXMIM 6/1/95 SLMM 01 03 13,959.33 0 Feb-97 8,142.94 0 5,816.39 58.3
662 760 SEHI-24 ST 6/1/95 SLMM 01 03 2,407.11 0 Feb-97 1,404.14 0 1,002.97 58.3
663 761 (2) ENET M 6/1/95 SLMM 1 3 30,601.24 0 Feb-97 17,850.71 0 12,750.53 58.3
664 762 (6) TPFOT- 6/1/95 SLMM 01 03 3,306.54 0 Feb-97  1,928.81 0 1,377.73 58.3
665 763 SEH-24 6/1/95 SLMM 01 03  1,332.31  0 Feb-97    777.17  0  555.14 58.3
666 764 S75 IN746B 6/1/95 SLMM 01 03  2,630.62 0 Feb-97 1,534.52 0 1,096.10 58.3
736 834 PATCH PANE 7/1/95 SLMM 01 04  1,992.84 0 Feb-97  1,107.13 0 885.71 55.6
863 961 50-SUPRA H 7/1/95 SLMM 01 04  4,221.65 0 Feb-97 2,345.36 0 1,876.29 55.6
881 979 U-A T & T 7/1/95 SLMM 01 04  118.00  0 Feb-97  65.55  0  52.45  55.6
882 980 U-A T  T 7/1/95 SLMM 01 04  365.31  0 Feb-97  202.95  0  162.36  55.6
785 883 DSX-DR19 A 8/1/95 SLMM 01 05  1,407.27 0 Feb-97  742.73  0  664.54 52.8
786 884 A4-7030-GB 8/1/95 SLMM 01 05  1,147.07 0 Feb-97  605.40  0  541.67 52.8
848 946 LASER JET 7/1/95 SLMM 01 04  1,731.60 0 Feb-97  962.00  0  769.60 55.6
872 970 2-M8417 TE 8/1/95 SLMM 01 05  369.10  0 Feb-97  194.79  0  174.31 52.8
873 971 4-M8417 TE 8/1/95 SLMM 01 05  738.20  0 Feb-97  389.61  0  348.59 52.8
880 978 100-SUPRA 8/1/95 SLMM 01 05  7,121.40 0 Feb-97  3,758.51 0 3,362.89 52.8
937 1035 120-SUPRA 9/1/95 SLMM 01 06  8,267.99 0 Feb-97  4,134.00 0 4,133.99 50
938 1036 (4) SPEAKE 9/1/95 SLMM 01 06  1,123.30 0 Feb-97  561.64  0  561.66 50
939 1037 (5) PANASO 9/1/95 SLMM 01 06  1,188.73 0 Feb-97  594.36  0  594.37 50
940 1038 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
941 1039 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
942 1040 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
943 1041 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
944 1042 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
945 1043 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
946 1044 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
947 1045 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
948 1046 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
949 1046 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
950 1047 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
951 1048 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
952 1049 PORTABLE R 9/1/95 SLMM 01 06  617.09  0 Feb-97  308.55  0  308.54  50
953 1050 PORTABLE R 9/1/95 SLMM 01 06  617.11  0 Feb-97  308.55  0  308.56  50
954 1051 DSI TRUNK 9/1/95 SLMM 01 06  2,759.45 0 Feb-97  1,379.73 0 1,379.72 50
955 1052 TN754B NDI 9/1/95 SLMM 01 06  1,394.59 0 Feb-97  697.29  0  697.30  50
956 1053 DSI TRUNK 9/1/95 SLMM 01 06  2,755.25 0 Feb-97  1,377.63 0 1,377.62 50
957 1054 PATCH PANE 9/1/95 SLMM 01 06 2,122.83 0 Feb-97 1,061.41 0 1,061.42 50
958 1055 (3) DSI TR 9/1/95 SLMM 01 06 8,025.00 0 Feb-97 4,012.50 0 4,012.50 50
959 1056 DSI TRUNK 9/1/95 SLMM 01 06 2,675.00 0 Feb-97  1,337.50 0 1,337.50 50
960 1057 (10) DIGIT 9/1/95 SLMM 01 06 13,250.00 0 Feb-97 6,625.00 0 6,625.00 50
961 1058 (84) DEFIN 9/1/95 SLMM 01 06 55,440.00 0 Feb-97 27,720.00 0 27,720  50
962 1059 TELEPHONE 9/1/95 SLMM 01 06 2,775.70 0 Feb-97 1,387.84  0  1,387.86 50
1266 1366 116-P10 BA 10/1/95 SLMM 1 7 7,989.50 0 Feb-97 3,772.82 0 4,216.68 47.2
1267 1367 TELEPHONE 10/1/95 SLMM 1 7 30,299 0 Feb-97 14,307.86 0 15,991.14 47.2
1268 1368 5-7406 DIG 10/1/95 SLMM 01 07  4,738 0 Feb-97 2,237.38 0 2,500.62 47.2
1517 1616 DS3 EQUIPM 10/12/95 SLMM 1 7 11,511.70 0 Feb-97 5,436.07 0 6,075.63 47
1769 1868 TELEPORT 11/13/95 SLMM 1 8 14,229.97 0 Feb-97 6,324.42 0 7,905.55 44.4
1768 1867 FAX SERV 11/30/95 SLMM 1 9 24,271.75 0 Feb-97 10,113 0 14,158.51 41.7
2192 2291 3-PORTABLE 12/14/95 SLMM 03 09 1,891.00 0 Feb-97 472.75  0 1,418.25 25
2355 2454 21-PANASON 1/4/96 SLMM 03 10 1,751.92 0 Feb-97 408.77  0 1,343.15 23.3
2194 2293 RADIOS 1/15/96 SLMM 03 10  2,131.00 0 Feb-97  497.23 0 1,633.77 23.3
2325 2424 TELEPHONE 1/18/96 SLMM 01 11 15,954 0 Feb-97 5,761.16 0 10,192.84 36.1
2374 2473 MICROTECH 2/15/96 SLMM 03 11  1,214 0 Feb-97  263.03  0  950.97 21.7
2548 2647 3-HEADSETS 4/16/96 SLMM 04 02  390.68  0 Feb-97  65.11  0  325.57 16.7
2626 2725 6-KENTROX 4/22/96 SLMM 4 2 9,733.11 0 Feb-97 1,622.18 0 8,110.93 16.7
2628 2727 150-SUPPOR 4/22/96 SLMM 04 02 10,517 0 Feb-97 1,752.83 0 8,764.17 16.7
2625 2724 TAPE DRIVE 4/23/96 SLMM 04 02  6,240.00 0 Feb-97 1,040.00 0 5,200 16.7
2627 2726 4-PBX CARD 4/23/96 SLMM 4 2 13,116.75 0 Feb-97 2,186.12 0 10,930.63 16
2936 3034 CISCO ROUT 5/1/96 SLMM 00 02 31,117 0 Feb-97 25,930.83 0 5,186.17 83.3
2984 3082 5-SP50'S & 7/2/96 SLMM 04 04 3,684.80 0 Feb-97 491.30  0 3,193.50 13.3
2887 2985 DESK TRAC 7/25/96 SLMM 04 05 2,071.68 0 Feb-97 241.69  0 1,829.99 11.7
3053 3151 TELECONFER 8/16/96 SLMM 04 06  832.00 0 Feb-97 83.20  0  748.80 10
3052 3150 TELECONFER 8/29/96 SLMM 04 06  5,359.43 0 Feb-97  535.94 0 4,823.49 10
2985 3083 ELECTRICAL 9/15/96 SLMM 04 06  3,470.48 0 Feb-97  347.05 0 3,123.43 10
3051 3149 MICROHUBS 9/18/96 SLMM 02 07  301.85  0 Feb-97  41.93  0 259.92 13.9
3054 3152 WINFRAME 9/27/96 SLMM 4 7 28,550.58 0 Feb-97 2,379.21 0 26,171.37 8.3
3144 3240 4-SP50'S 1 11/6/96 SLMM 04 08  2,199.84 0 Feb-97 146.65 0 2,053.19 6.7
3145 3241 DESKTRAC A 11/19/96 SLMM 04 09  2,212.20 0 Feb-97 110.62 0 2,101.58 5
3195 3291 TELEPHONES 12/18/96 SLMM 04 10 6,668.67 0 Feb-97 222.28 0 6,446.39 3.3
3242 3338 TELEPHONE 1/1/97 SLMM 04 10 5,239.23 0 Feb-97  174.64 0 5,064.59 3.3
3262 3358 UPGRADE KI 1/1/97 SLMM 04 10  1,996.00 0 Feb-97 66.53 0 1,929.47 3.3
858 956 MICROTEST 6/1/95 SLMM 01 03  3,401.85 0 Feb-97  1,984.41 0 1,417.44 58.3
668 766 (49) LANTR 6/1/95 SLMM 01 03 13,708.24 0 Feb-97 7,996.46 0 5,711.78 58.3
2353 2452 HP 9000 SE 12/19/95 SLMM 01 10 14,383 0 Feb-97 5,593.21 0 8,789 38.9
2326 2425 NETWORK 1/17/96 SLMM 01 11 18,356 0 Feb-97 6,628.52 0 11,727.38 36.1
2703 2802 COMPUTER A 5/10/96 SLMM 02 02 1,459.69 0 Feb-97 405.47 0 1,054.22 27.8
2786 2885 ROUTER 6/3/96 SLMM 02 03  4,997.22 0 Feb-97  1,249.30 0  3,747.92 25
249 347 (3) COM LI 12/1/94 SLMM 00 09  1,710.00 0 Feb-97  1,377.50 0 332.50 80.6
250 348 (3) COM LI 12/1/94 SLMM 00 09  78.00  0 Feb-97  62.83  0  15.17 80.6
251 349 MERIDIAN D 12/1/94 SLMM 2 2 6,161.03 0 Sep-95  1,882.54 0 4,278.49 30.6
252 350 AMER POWER 12/1/94 SLMM 00 09   350.79  0 Feb-97  282.57  0  68.22 80.6
253 351 INTEL NET 12/1/94 SLMM 00 09   292.33  0 Feb-97  235.48  0  56.85 80.6
254 352 HP NET SER 12/1/94 SLMM 00 09 7,410.26 0 Feb-97 5,763.54 0 1,646.72 77.8
257 355 ADDED CAPA 12/1/94 SLMM 00 09 2,099.90 0 Feb-97 1,633.26 0 466.64 77.8
260 358 "(2) 78""X24" 12/1/94 SLMM 00 09 3,188.35 0 Feb-97 2,391.26 0 797.09  75
261 359 LAN ENGINE 12/10/94 SLMM 00 09  3,742.26 0 Feb-97  2,806.69 0  935.57 75
263 361 OFFICE AUT 12/1/94 SLMM 00 09  3,569.47 0 Feb-97  2,681.89 0 887.58 75.1
264 362 LAN/WAN 10 3/1/95 SLMM 01 00  2,153.42 0 Feb-97  1,435.61 0  717.81 66.7
864 962 ALTERNATIV 7/1/95 SLMM 01 04   938.13  0 Feb-97  521.18  0  416.95 55.6
963 1060 ENET MANAG 9/1/95 SLMM 01 06  6,518.6 0 Feb-97  3,259.30 0  3,259.30 50
964 1061 ENET MANAG 9/1/95 SLMM 01 06  6,518.62 0 Feb-97 3,259.30 0 3,259.32  50
2787 2886 LAN EQUIPM 5/31/96 SLMM 2 3 21,237 0 Feb-97 5,309.26 0 15,927.79  25
171 269 HP LASERJE 09/13/94 SLMM 0 7 3099.45 0 01/97 2496.77  0 602.68   80.6
172 270  HP LASERJE 09/13/94 SLMM 0 7 1487.69  0 01/97 1198.42 0.00 289.27 80.6
176 274    (1) 15" MA 10/03/94  SLMM 0 8 299 0 01/97  232.56  0.00 66.44 77.8
000173 271(3) HP JET 10/07/94 SLMM 0 8 921.62 0 01/97  716.82 0 204.80  77.8
000178 276 HP ETHERTW 10/07/94 SLMM 0 8 100.99 0.00  1/97 78.54 0 22.45   77.8
000179 277(4) EHTERT 10/17/94 SLMM 0 9 460.00 0.00  1/97 357.76 0 102.24  77.8
000180 278 10 BASE T 10/17/94 SLMM 00 09 245.00 0 1/97 190.56  0 54.44   77.8
000182 280 TOSHIBA PO 10/25/94 SLMM 0 9 2812.10 0.00 01/97 2109.07 0 703.03 75
000184 282 3COM ETHER 10/25/94 SLMM 0 9 211.25 0 1/97 158.44    0 52.81 75.0
000185 283 HP SCANJET 10/28/94 SLMM 0 9 246.97 0 1/97  192.08   0 54.89 77.8
000189 287 (12) 14.4 11/01/94 SLMM 0 9 3180.13 0 1/97 2385.08 0.00 795.05 75.0
000190 288 (12) NI-MH 11/01/94 SLMM 0 9 1267.29 0 1/97 950.46 0.00 316.83 75.0
000191 289 HP LASERJE 11/08/94 SLMM 0 9 1023.64 0 1/97 767.72 0.00 255.92 75.0
000186 282(2) HP LASE 11/11/94 SLMM 0 9 3186.92 0 1/97  2301.67 0 885.25 72.2
000195 293 LAN HIGH S 11/14/94 SLMM 0 9 357.21 0 1/97 257.98 0.00  99.23 72.2
000196 294 12 PORT TP 11/14/94 SLMM 0 9 818.25 0 1/97 590.95 0.00  227.30 72.2
000193 291 CLAMPS,CAB 11/17/94 SLMM 0 10 710.91 0 1/97 513.43 0.00 197.48 72.2
000197 295 12 MOUNTIN 11/17/94  SLMM   00 10 24.32  0 1/97 17.57 0 6.75   72.2
000198 296 IMO SINGLE 11/17/94 SLMM 00 10 94.38 0 1/97 68.16 0 26.22   72.2
000199 297 50 IMO BAS 11/17/94 SLMM 00 10 81.69  0.00 01/97 58.99 0 22.70 72.2
000200 298 4000 CMP L 11/17/94 SLMM 00 10 340.16  0 1/97 245.67 0 94.49   72.2
000201 299 (23) MLX 1 11/17/94 SLMM 00 10 9936 0 1/97 7176.19 0 2760.07 72.2
000202 300 5 PORT PAT 11/17/94 SLMM 00 10 1049.67 0 1/97 758.08 0 291.59 72.2
000213 311 (74) 25PR  01/01/95 SLMM 00 11 2109 0 1/97 1464.60 0 644.44  69.4
000217 315 21" COLOR 1/01/95 SLMM 00 11 1805.00  0 1/97 1253.47 0 551.53 69.4
000220 318 HP LASERJE 02/01/95 SLMM 01 00 2912  0 1/97  1941.84 0 970.92 66.7
000204 302 2 ANTI STA 12/07/94 SLMM 00 10 382.57  0 1/97 276.29 0 106.28 72.2
000208 306 24 PORT TP 12/07/94 SLMM 00 10 15070 0 1/97 10884.16 0 4186.23 72.2
000194 292 MEMORY & P 12/09/94 SLMM 00 10 924.81  0 1/97 667.91 0 256.90 72.2
000205 303 CABLE & PL 12/10/94 SLMM 00 10 975.25 0 1/97 704.34 0 270.91 72.2
000236 334 (4) CISCO  3/01/95 SLMM 01 01 1474.20 0 1/97 941.85 0 532.35 63.9
000215 313 HP LASERJE 1/01/95 SLMM 00 11 4441.75 0 1/97 3084.54 0 1357.21 69.4
000218 316 3 X 8 MB S 1/01/95 SLMM 00 11 1258.62 0 1/97 874.04 0 384.58  69.4
000221 319 LORAN DC P 1/26/95 SLMM 01 00 11712 0 1/97 7807.83 0 3903.93 66.7
000222 320 BATTERY RA 2/01/95 SLMM 01 00 1554.63  0 1/97 1036.42 0 518.21 66.7
000228 326 HP LASERJE 2/01/95 SLMM 01 00 6938.88 0 1/97 4625.91 0 2312.97 66.7
000230 328(2) 8MB, 3 3/01/95 SLMM 01 01 738.40 0 1/97 471.75 0   266.65  63.9
000232 330 (75) FELLO 2/01/95 SLMM 01 00 1891.50 0 1/97 1261.00 0 630.50 66.7
000233 331 (125) FELL 3/01/95 SLMM 01 01 3152.50 0 1/97 2014.09 0 1138.41 63.9
000234 332 NOVELL GUI 2/01/95 SLMM 01 00 72.74 0 1/97 48.50 0 24.24 66.7
000226 324 (2)8MB RA  2/01/95 SLMM 01 00 2413.03 0 1/97 1608.68 0 804.35 66.7
000239 337 (9)KENTRO 3/01/95 SLMM 1 1 19987.15 0 1/97 12769.56 0 7217.59 63.9
000242 340 KENTROX DA 3/01/95 SLMM 1 1 13538.07 0 1/97 8649.32 0 4888.75 63.9
000244 342 HP SCANJET 3/01/95 SLMM 1 1 664.56 0 1/97 424.58 0 239.98 63.9
001824 1923 TRAMCO-COM 4/01/95 SLMM 1 2 38337 0 1/97 23428.14 0 14908.82 61.1
000568 666 3M 500CT R 5/01/95 SLMM 1 3 10280 0 1/97  599.67 0.00 428.33  58.3
000569 667   3M 500CT R  05/01/95 SLMM 1 3 1028.00 0 1/97 599.67 0 428.33 58.3
000467 565  MAGTRON PE 05/01/95 SLMM 2 7 3326.12 0 9/95 461.97 0 2864.15 13.9
000494 592  2147 MB HA 5/01/95 SLMM 01 03 1256.90 0 1/97 733.19 0 523.71 58.3
000495 593 (25) SURGE 5/01/95 SLMM 01 03 364.00  0 1/97 212.33 0 151.67 58.3
000567 665  ICCI FIDS2 5/01/95 SLMM 1 3 3710.00 0 1/97 2164.17 0 1545.83 58.3
000460 558  3.2 NIPPON 5/01/95 SLMM 1 3 1170.00 0 1/97 682.50 0 487.50 58.3
000461 559 3.2" NIPPO 5/01/95 SLMM 1 3 1170.00 0.00 1/97 682.50 0 487.50 58.3
000462 560 LASERJET 4 5/01/95 SLMM 1 3 4263.98 0 1/97 2487.32 0 1776.66 58.3
000463 561 LASERJET 4 5/01/95 SLMM 1 3 4263.98 0 1/97 2487.32 0 1776.66 58.3
000464 562 LASERJET 4 5/01/95 SLMM 1 3 1731.60 0.00 1/97 1010.10 0 721.50 58.3
000465 563 LASERJET P 5/01/95 SLMM 1 3 1731.60 0.00 1/97 1010.10 0 721.50 58.3
000466 564 LASERJET 4 5/01/95 SLMM 1 3 5094.96 0.00 1/97 2972.05 0 2122.91 58.3
000468 566 (75) MEMO 5/01/95 SLMM 2 7 15570.00 0 9/95 2162.50 0.00 13407.50 13.9
000496 594 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000497 595 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000498 596 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000499 597 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000500 598 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000501 599 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000502 600 TPXMIM 34 5/01/95 SLMM 1 3 4646.78 0 1/97 2710.62 0.00 1936.16 58.3
000503 601 TPXMIM 34 5/01/95 SLMM 1 3 4646.79 0 1/97 2710.62 0.00 1936.1  58.3
000504 602 SEHI-24 ST 5/01/95 SLMM 1 3 3084.85 0 1/97 1799.49 0.00 1285.4 58.3
000505 603 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000506 604 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000507 605 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000508 606 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000509 607 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000510 608 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000511 609 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000512 610 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000513 611 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000514 612 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000515 613 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000516 614 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000517 615 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000518 616 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000519 617 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000520 618 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000521 619 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000522 620 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000523 621 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000524 622 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000525 623 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000526 624 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000527 625 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000528 626 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000529 627 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000530 628 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000531 629 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000532 630 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000533 631 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000534 632 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000535 633 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000536 634 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000537 635 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000538 636 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000539 637 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000540 638 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000541 639 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000542 640 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000543 641 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000544 642 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000545 643 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000546 644 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000547 645 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000548 646 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000549 647 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000550 648 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000551 649 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000552 650 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000553 651 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000554 652 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000555 653 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000556 654 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000557 655 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000558 656 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000559 657 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000560 658 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000561 659 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000562 660 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000563 661 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000564 662 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000565 663 TELLURE AR 5/01/95 SLMM 1 3 297.83  0 1/97  173.74 0.00 124.09 58.3
000566 664 TELLURE AR 5/01/95 SLMM 1 3 298.15  0 1/97  173.92 0.00 124.23 58.3
000570 668 P36HV 36KV 5/01/95 SLMM 1 3 27027 0 1/97 15765.73 0 11261.25 58.3
000648 746 SURESTOR 6 6/01/95 SLMM 1 4 3131.20 0 1/97 1740 0.00 1391.65 55.6
000654 752 (14) TPXMI 6/01/95 SLMM 1 4 62930.00 0 1/97 34961 0.00 27969 55.6
000655 753 ACCESSORIE 6/01/95 SLMM 1 4 12812.55 0 1/97 7118 0.00 5694.47 55.6
000656 754 (28) CABLE 6/01/95 SLMM 1 4 1199.12 0 1/97 666.17 0.00 532.95 55.6
000657 755 ENET MANAG 6/01/95 SLMM 1 4 6461.84 0 1/97 3589.91 0.00 2872 55.6
000658 756 ENET MANAG 6/01/95 SLMM 1 4 6461.84 0 1/97 3589.91 0.00 2872 55.6
000659 757 DTWU-0534  6/01/95 SLMM 1 4 8122.30 0 1/97 4512.38 0.00 3610 55.6
000660 758 DTWU-0534  6/01/95 SLMM 1 4 8797.05 0 1/97 4887.25 0.00 3910 55.6
000879 977 129-ARTICU 6/01/95 SLMM 1 4 7885.33 0 1/97 4380.73 0.00 3505 55.6
000727 825 S6400 MODE 7/01/95 SLMM 1 5 3383.69 0 1/97 1785.84 0.00 1598 52.8
000729 827 LASERJET 4 7/01/95 SLMM 1 5 1731.60 0 1/97 913.90 0.00 817.70 52.8
000730 828 LASERJET 4 7/01/95 SLMM 1 5 1999.20 0 1/97 1055.13 0.00 944.07 52.8
000731 82 MODULAR PL 7/01/95 SLMM  1 5 286.00  0 1/97 150.94 0.00 135.06  52.8
000870 968 LASERJET 4 8/01/95 SLMM 1 6 3719 0 1/97 1859.51 0.00 1859.53 50.0
000871 969 LASERJET 4 8/01/95 SLMM 1 6 3254.16 0 1/97 1627.08 0.00 1627 50.0
001830 1929 COMPUTER C 7/31/95 SLMM 1 6 3167.67 0 1/97 1583.84 0.00 1584  50.0
000924 1022 U-GLOBAL C 9/01/95 SLMM 1 7 206.41 0 1/97 97.47 0.00 108.94  47.2
000925 1023 U-GLOBAL C 9/01/95 SLMM 1 7 203.90 0 1/97 96.29 0.00 107.61  47.2
000926 1024 U-GLOBAL C 9/01/95 SLMM 1 7 31.10  0 1/97  14.69 0.00 16.41  47.2
000929 1027 100-ANTI G 9/01/95 SLMM 1 7 2522.00 0 1/97 1191 0.00 1331.06  47.2
000931 1029 3-LASERJET 9/01/95 SLMM 1 7 5194.80 0.00 1/97 2453 0.00 2742  47.2
000932 1030 8-PRINTERS 9/01/95 SLMM 1 7 4501 0 1/97 2125.53 0.00 2375.59 47.2
000933 1031 14-PRINTER 9/01/95 SLMM 1 7 3130.40 0 1/97 1478.24 0.00 1652 47.2
000934 1032 3-VIDEO DR 9/01/95 SLMM 1 7 3560.00 0 1/97 1681.11 0.00 1879 47.2
000936 1034 #63155 POR 9/01/95 SLMM 1 7 5819.50 0 1/97 2748 0.00 3071.41 47.2
001118 1218 712/60 CPU 8/31/95 SLMM 1 7 6185 0 1/97 2920.76 0.00 3264.38 47.2
001265 1365 48 PORT TE 10/01/95 SLMM 1 8 2745.60 0 1/97 1220.26 0.001525 44.4
001332 1432 PRINTER ST 10/01/95 SLMM 1 8 209.95 0 1/97 93.31 0.00 116.64 44.4
001514 1613 9-OKIDATA 10/16/95 SLMM 1 9 2106.00 0 1/97 877.50 0.00 1229 41.7
001515 1614 ACE/SERVER 10/16/95 SLMM 1 9 9161.74 0 1/97 3817.39 0.00 5344 41.7
001767 1866 PRINT SERV 10/24/95 SLMM 1 9 3319.68 0 1/97 1383 0.00 1936.48 41.7
002324 2423 COMPUTER C 11/01/95 SLMM 1 9 10203.44 0 1/97 4251 0.00 5952 41.7
002189 2288 LASERJET 4 11/09/95 SLMM 1 9 1748.24 0 1/97 728.44 0.00 1020 41.7
002190 2289 LASERJET P 11/28/96 SLMM 2 10 3216.82 0 1/97 178.72 0.00 3038 5.6
002191 2290 LASERJET P 11/28/95 SLMM 1 10 3216.82 0 1/97 1251 0.00 1966 38.9
002109 2208 OPTICAL DI 12/31/95 SLMM 1 11 995 0 1/97 359.30 0.00  635.70 36.1
002354 2453 MINI PRINT 1/05/96 SLMM 1 11 4149.60 0 1/97 1498 0.00 2651.14 36.1
002623 2722 POWER SUPP 1/21/96 SLMM 4 00 1496.04 0 1/97 299 0.00 1196.84 20.0
002547 2646 PERFORMIX 3/18/96 SLMM 4 2 8500 0 1/97 1416.66 0.00 7083.34 16.7
002477 2576 COMPONENTS 3/20/96 SLMM 2 2 208.22 0 1/97 57.84 0.00 150.38  27.8
002584 2683 ACE SERVER 3/20/96 SLMM 2 2 2869.00 0 1/97 796.94 0.00 2072 27.8
002746 2845 COMPUTERS 5/01/96 SLMM 2 3 4139.56 0 1/97 1035 0.00 3104.68  25.0
002624 2723 3-BACKUP P 5/02/96 SLMM 2 3 510.90 0 1/97 127.72 0.00 383.18 25.0
002702 2801 COMPUTER A 5/14/96 SLMM 2 3 472.75 0 1/97 118.19 0.00 354.56 25.0
002785 2884 VECTRA VE2 5/15/96 SLMM 2 3 2591 0 1/97 647.76 0.00 1943.30 25.0
002784 2883 BEX8505XL 6/13/96 SLMM 2 4 2247.16 0 1/97 499.37 0.00 1747.79 22.2
002783 2882 CISCO PROC 6/23/96 SLMM 2 5 28564.46 0 1/97 5554 0.00 23010 19.4
002981 3079 2-SERVERS/ 7/30/96 SLMM 2 6 3486.08 0 1/97 581.01 0.00 2905  16.7
002886 2984 CICSO ACCE 8/05/96 SLMM 2 6 117.20 0 1/97 19.53 0.00 97.67   16.7
002982 3080 REPEATER P 8/12/96 SLMM 2 6 4114.85 0 1/97 685.81 0.00 3429 16.7
002983 3081 KEYBOARDS 8/22/96 SLMM 2 7 1025.09 0 1/97 142.37 0.00 882.72 13.9
003048 3146 MICE, KEYB 8/26/96 SLMM 2 7 5840.73 0 1/97 811 0.00 5029.52 13.9
003049 3147 ACCESSORIE 8/29/96 SLMM 2 7 320.00 0 1/97 44.45 0.00 275.55  13.9
003050 3148 ACCESSORIE 8/29/96 SLMM 2 7 258.50 0 1/97 35.90 0.00 222.60  13.9
003142 3238 HARDWARE B 11/06/96 SLMM 2 9 2402.01 0 1/97 200.17 0.00 2202 8.3
003143 3239 NETWORK LI 11/13/96 SLMM 2 9 2309.44 0 1/97 192.45 0.00 2117  8.3
003193 3289 COMPUTER E 12/04/96 SLMM 2 10 424.39 0 1/97 23.57 0.00 400.82 5.6
003194 3290 COMPUTERS 12/04/96 SLMM 2 10 4867.40 0 1/97 270.41 0.00 4597  5.6
003218 3314 6 PRINTERS 12/31/96 SLMM 2 11 1831.00 0 1/97 50.86 0.00 1780  2.8
003240 3336 TOWER CASE 1/01/97 SLMM 2 11 3163.82 0 1/97 87.88 0.00 3075.94 2.8
003241 3337 READERS 1/01/97 SLMM 2 11 700.44 0 1/97 19.45 0.00 680.99   2.8
003249 3345 NETWORK EQ 1/01/97 SLMM 4 11 2787.20 0 1/97 46.45 0.00 2740.75 1.7

Perot Systems will also purchase the following additional assets:

22 PCs purchased from the Inacom lease.     $ 31,364.00
A diesel power generator.     $ 80,000.00
Data center buildout on 8th floor.    $ 20,000.00

GRAND TOTAL FOR ASSETS IS $790,225.

                            SCHEDULE C
                        PERFORMANCE STANDARDS
                        ---------------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997.
DURING THE TRANSITION PERIOD, PEROT SYSTEMS AND CLIENT WILL NEGOTIATE MUTUALLY SATISFACTORY PERFORMANCE STANDARDS. PEROT SYSTEMS AND CLIENT INTEND THAT THE PERFORMANCE STANDARDS WILL BE ESTABLISHED BASED ON CLIENT'S CURRENT PERFORMANCE LEVELS AS OF THE EFFECTIVE DATE BUT, TO THE EXTENT REASONABLY PRACTICABLE, WILL EXCEED CLIENT'S CURRENT PERFORMANCE LEVELS. PEROT SYSTEMS AND CLIENT WILL REVIEW, AND MAKE MUTUALLY SATISFACTORY ADJUSTMENTS TO, THE PERFORMANCE STANDARDS ON AN ANNUAL BASIS. IN ADDITION, EITHER CLIENT OR PEROT SYSTEMS MAY, AT ANY TIME UPON NOTICE TO THE OTHER PARTY, INITIATE NEGOTIATIONS TO REVIEW AND MAKE MUTUALLY SATISFACTORY ADJUSTMENTS TO THE PERFORMANCE STANDARDS.
THE FOLLOWING SETS FORTH SERVICE LEVEL PARAMETERS CURRENTLY UNDER DISCUSSION BY THE PARTIES AS A GUIDE FOR NEGOTIATING THE FINAL PERFORMANCE STANDARDS.
1.0 DEFINITION OF TERMS

"ON-LINE RESPONSE TIME" shall mean the time from the moment the transaction enters the CPU until the transaction is completed on the CPU.

 "PRIME TIME" shall mean 7:00 AM to 5:30 PM, Mountain Time, Monday through
Friday.

"REMOTE ACCESS" shall mean connection to a Local Area Network from a remote location.

"SYSTEM AVAILABILITY" shall mean the time that a system is available for user processing.

* All availability parameters are subject to Force Majeure, Client-requested downtime and Client-caused downtime.

2.0 PROCESS

2.1 MEASUREMENT AND REPORTING

Perot Systems agrees to measure its performance of Services during the term of this Agreement. This reporting shall include descriptions of extraordinary events, and, where appropriate, remedies that have been identified to reduce or eliminate such problems.

3.0 CLIENT REQUIREMENTS

Client requires that the following Performance Standards be met during the term of the Agreement:

CRITICAL SYSTEMS

The following Service Levels are required for Client's critical Systems. These Systems are listed in Section 4.

TRANSACTION RESPONSE TIME - Perot Systems will maintain or improve the transaction response time for critical Systems in comparison to the transaction response time for such Systems on the Effective Date. Perot Systems will monitor and report on the response activity to ensure timely system access.

SYSTEM AVAILABILITY - Systems shall be available [TBD]% of the time during Prime Time. During hours other than Prime Time, servers shall be available [TBD]% of the time, excluding scheduled maintenance and back-ups.

RECOVERY UPDATE PROCESS - Perot Systems will respond to errors based on the Performance Standards defined in the HELP DESK SERVICE LEVEL SEVERITY TABLE listed below.
      Wide Area Network Management (WAN)
During Prime Time, the WAN shall be available [TBD]% of the time. The WAN will be remotely accessible 24 hours a day, 7 days a week as the reference period for availability measurement. Exclusions permitted are Force Majeure, Client-requested downtime and Client-caused downtime. During times other than Prime Time the WAN shall be available [TBD]% of the time.
      Voice Network (Telecommunications)
Voice Network (telecommunications) Services will be accessible 24 hours a day, 7 days a week as the reference period for availability measurements.

During Prime Time, the PBX and voice mail shall be available [TBD]% of the time. During times other than Prime Time, the availability of the PBX and voice mail shall be [TBD]%.

Moves/adds/changes shall be completed within [TBD] Prime Time hours of user request [TBD]% of the time.

      Help Desk
The Help Desk shall be available to receive and process user calls during Prime Time 100% of the time.

The speed with which calls are answered by a human being once they reach the phone switch is as follows:

80 % of all calls will be answered within 20 seconds.
90 % of all calls will be answered within 30 seconds.

For problems submitted to the Help Desk electronically, the Help Desk shall electronically acknowledge receipt of such calls within two (2) Prime Time hours of receipt 100% of the time. Acknowledgment shall be returned to the party opening a problem within one day of its resolution 100% of the time.

HELP DESK SERVICE LEVEL SEVERITY TABLE

 SEVERITY LEVEL DEFINITION SUPPORT SERVICE LEVEL STATUS UPDATE TO CLIENT AND TICKET
 01 The majority of the users at the site are affected, the problem has high visibility and there is no work around.
 Also, a single user affected at a critical time. Perot Systems Center provides round the clock problem isolation and determination, and on site support. Client provides on site support to test and assist data center. Fix implemented immediately. Permanent resolution implemented at next available opportunity. 100% resolved or work around provided within 1 day Every hour unless ticket is in a hold status
 02 The majority of the users are affected, the problem has high visibility, a work around is available, however, performance may be degraded or functions limited.
 For example, a router is down but we are able to reroute traffic although performance is degraded. Perot Systems provides support until a work around is identified. Vendor provides support until a work around is identified.
Work around is implemented immediately. Permanent resolution implemented at next available opportunity. 100% resolved within 3 days Every four hours unless ticket is in a hold status
 03 A single user or a small percentage of users is affected, the problem has limited visibility.
 For example, a user is unable to establish a session. Perot Systems provides support during normal business hours. Client and/or Perot Systems team must test fixes and implement during next weekend maintenance window. 100% resolved within six days Biweekly unless ticket is in a hold status
 04 The users can perform and function normally as long as the work around procedure is followed.
 For example, a report is not being generated on microfiche and the Client must view the report online. Vendor provides support during normal business hours. Client and/or Vendor must test fixes and implement within the next two weekend maintenance windows. 100% resolved within eleven days Weekly unless ticket is in a hold status
 05 A permanent fix (e.g., vendor fix, new product release, etc.) has been scheduled and is awaiting delivery or development. Ticket placed on hold.
 Perot Systems provides support during normal business hours. Client and/or Perot Systems must test fixes. Fix is implemented at a mutually agreed upon weekend maintenance window. 100% resolved within 30 days Bimonthly



  Local Area Network Management

 Servers shall be available [TBD]% of the time during Prime Time. During hours other than Prime Time, servers shall be available [TBD]% of the time, excluding scheduled maintenance and back-ups.

 Moves/changes to Desktop workstations and printers shall be accomplished by Perot Systems, within [TBD] business days [TBD]% of the time and within [TBD] business days [TBD]% of the time.

 Additional Desktop workstations requested by Client shall be installed within [TBD] business days [TBD]% of the time and within [TBD] business days [TBD]% of the time.

 Perot Systems shall process moves/changes and requests for additional non-standard workstations on a "best efforts" basis. The requesting user shall receive an estimate of the duration for accomplishment of non-standard requests within [TBD] days of issuing a request [TBD]% of the time.

 Remote Access by End-Users will be available [TBD]% of the time.

  Application Development and Maintenance

 Client believes that emergency break/fix responsibilities of Perot Systems' application development and maintenance personnel will generally be measured by the Service Levels defined in HELP DESK SERVICE LEVEL SEVERITY TABLE above.

  Security Maintenance

Perot Systems shall provide the following Service Levels in response to Client user requests for security maintenance:

New accounts shall be established within one (1) business day of Help Desk call.

Suspended user ids shall be reset within ten (10) minutes of Help Desk call.

 Forgotten passwords shall be replaced within ten (10) minutes of Help Desk call.

 Access problems shall be resolved on a "best efforts" basis as soon as possible.

 4.0 CRITICAL SYSTEMS

  The list of Critical Systems is set forth in the sections listed below:

 Client's Critical Systems are as follows:

 Sabre interface
 Boarding Control
 Airsoft - Aircraft Maintenance
 Jeppesen - Flight Operations
 SBS - Crew Planning
 SBS - Crew Management
 Citrix - Winframe


                            SCHEDULE D
                             SERVICES
                            ----------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
 DATA CENTER  AND NETWORK OPERATIONS
 Perot Systems will have full responsibility for the operation and management of the Client's Computer and Network Environment, as it relates to the Equipment listed in Schedule B, on a seven (7) days per week, twenty-four (24) hours per day basis. Perot Systems intends to migrate the existing Client data center to a Perot Systems owned and managed facility. A migration plan will be presented to Client during the Transition Period. Perot Systems' Services will include the following major operational tasks. A list of all network locations is listed in Schedule D-1.


 Database Administration, which will include backup, journaling, index improvement, performance tuning, capacity planning.

 Database Redesign, and application efficiency improvement.

 System Administration, which will include system performance tuning, queue management, user administration, systems programming, backup supervision, capacity planning, security administration and enforcement.

 Disk Storage Management - System Administrators will be responsible for the administration of data across the disk farm to ensure maximum performance and efficiency.

 Perform all master console and sub-system console functions and monitor all production processing within the Midrange/Server Environment for all applications listed in Schedule B.

 Make available, monitor and process on-line and batch applications, including scheduled, unscheduled and on-demand, including re-runs, End User requested processing.

 Maintain operations logs so as to create an audit trail of all production Data Center activities as well as system problems.

 Schedule, perform, and execute the backup of Client applications and data in such a manner to ensure the ability for complete recovery in the event of a catastrophe.

 Install, test and make available version upgrades of operating system patches and upgrades and related software within three months of Client's request.

 Perform necessary tape and backup management functions required for the Client environment.

 WAN Network engineering, design and implementation.

 Network performance monitoring and tuning.

 Provide overall network management for the Client network, via the centralized Perot Systems network control center.

 Bridge/Router/Hub/Gateway configuration, acquisition, installation, changes and maintenance.

 Configure, test, maintain, install, de-install, equipment and circuit adds, moves and changes relating to WAN environment.

 Establish and maintain standards, such as naming conventions and addressing, across the WAN environment.

 HELP DESK/FIELD SUPPORT
 The technical help desk will be available Monday through Friday, excluding Client defined holidays, between 8:00 a.m. and 5:30 p.m. Mountain time. After-hours support will be provided by a second-level help desk located at Perot Systems' managed facility. Escalation procedures will be jointly developed and agreed during the Transition Period.


 Establish single point of contact that will provide assistance for end-user problems and coordinate problem tickets, through Perot Systems-Perot Systems supplied and supported problem management system.

 Respond to end-user service requests and problem reports, in accordance with a mutually agreed upon escalation process based on individually assigned severity levels.

 Support end-user operational issues, requested moves, adds, changes to desktop equipment or LAN/WAN connectivity.

 Maintain ownership of any reported problem, and follow defined escalation and notification procedures.

 Provide a monthly accounting of system and application outages, with cause/resolution.

 Provide troubleshooting and repair for all desktop environment and office printing issues. Supplies will be charged back through a pass through basis.

 Setup and installation of all new desktop and server equipment, as well as the work required to support moves, adds, and changes.

 Provide asset tag maintenance and desktop inventory control.

 Perform evaluation and recommendation of hardware and software that will improve Client's desktop environment.

 Perform procurement services by implementation of an Intranet Web-based application to support the automated order of desktop hardware and software.

 Perot Systems will manage all maintenance agreements for Components associated with systems and hardware in Schedules A and B.

 TELECOMMUNICATIONS SERVICES
 Provide management and problem resolution for all Client phone switches (this will include vector management).

 Provide the contract administration and management of all Client's telecommunication needs (local access, data, long distance, 800).

 Provide call accounting reports for departmental allocation of related phone charges. Reporting may be limited due to the capabilities of the switch and associated software.
 Perot Systems will support the order, fulfillment, maintenance, and support of pagers, radios, and walkie-talkie handsets for Client employees. Client will remain responsible for supporting the order, fulfillment, maintenance and support of cellular phones.

 Setup and installation of all new telecommunications equipment, as well as the work required to support moves, adds, and changes.

 CRS SUPPORT
 Perot Systems will monitor the availability of the communication links between Client Airlines and SABRE.

 Perot Systems will troubleshoot, expedite, and resolve when applicable, downtime with the Sabre system.

 Perot Systems will support Client's migration to Sabre with resources as available in the Steering Committee meetings. This could include software development, software integration, testing, training, and field installation.

 Perot Systems will support the interfaces between Sabre and Client's other applications (e.g. ReserVision, Boarding Control, Revenue Accounting).

 APPLICATIONS SUPPORT

 Perot Systems Perot Systems will provide to Client the following Base Services for applications support:

 Maintenance of Applications Software for the Client Systems listed in Schedule A.
 Software development and integration activities as requested by Client; provided, however, prior to the initiation of these activities, the parties will negotiate in good faith the terms and conditions relating to such services, including the ownership of intellectual property rights.
 Perot Systems and Client will jointly establish a change control/problem management process that will provide for the allocation of discretionary resources. The Base Services include eight (8) Full Time Equivalent discretionary resources.
 APPLICATIONS MAINTENANCE

 Applications maintenance is defined as the responsibility to successfully deliver Client service requests (CSRs), and fixes for errors, bugs, and defects (EBDs) that arise within current applications.

 All CSRs and fixes for EBDs will need to be documented and prioritized for the applications maintenance team by adhering to a clearly defined change control/problem management process. The applications maintenance team will perform CSRs and EBDs provided the following:

Client/Perot Systems have authorized the CSR in accordance with defined
CSR procedures
Perot Systems Account Manager and the Client Representative have approved the CSR pursuant to a clearly defined change control/problem management process
CSR can be implemented with the application maintenance programming resources provided in accordance with the Base Services matrix
Schedule D-2 contains an example change control/problem management process. Perot Systems and Client will jointly establish a change control/problem management process that will provide for the allocation of application maintenance programming resources. A defined change control/problem management process will allow for the timely completion of CSRs and EBDs. SOFTWARE DEVELOPMENT/INTEGRATION

Software Development/Integration is defined as the responsibility to successfully deliver enhancements as well as new releases within current applications.

All software development/integration requests will need to be documented and prioritized for the software development/integration team by adhering to a clearly defined software development request process. The software development/integration team will perform enhancements to and new releases within the current applications provided the following:

Client/Perot Systems have authorized enhancements or new releases in accordance with defined software development request procedures Software development or new releases will be implemented with the discretionary resources provided in accordance with the Base Services matrix

 Schedule D-3 contains an example software development request process. Perot Systems and Client will jointly establish a software development request process that will provide for the allocation of discretionary resources. A defined software development request process will allow for the timely completion of enhancements and new releases within the current applications. The request process will include provisions for negotiating the ownership of intellectual property rights in and to the software developed.

 BASE SERVICES

 The Base Services includes eight (8) Full Time Equivalent discretionary resources. Perot Systems and Client will plan the use of the resources through an applications support steering committee. This steering committee will balance the discretionary pool of resources based on the business needs of the Client. Balancing resources between Applications Maintenance and Software Development/Integration will provide Client with the flexibility to adapt as the business changes. Client has control of the prioritization of the resources in the Discretionary Pool.

 Perot Systems and Client will create Task Orders for all applications maintenance and software development work over and above the Base Services listed in this document. All Task Orders will be agreed upon and signed off on by the management of both Perot Systems and the Client.

 The following is an example of how these pool hours could be allocated and adjusted as business dictates:


 BASE SERVICES MATRIX

 CLIENT - EXAMPLE TARGET
                   Prod            1 Qtr 2 Qtr 3 Qtr 4 Qtr  Total (hrs)

 APPLICATIONS MAINTENANCE          1,440 2,000 1,500 1,000  5,940

 SOFTWARE DEVELOPMENT/INTEGRATION
 TASK 001         03/31/97         1,000
 TASK 002         05/31/97                 500                500
 TASK 003         06/15/97           500 1,250              1,750
 TASK 004         07/01/97                     1,100        1,100
 TASK 005         08/01/97                       300          300
 TASK 006         08/15/97                       500          500
 TASK 007         09/15/97                        50           50
 TASK 008         10/15/97                           1,000  1,000
 TASK 009         10/31/97                           1,000  1,000
 TASK 010         12/15/97           900    90   290   340  1,620
 OTHERS SMALL PROJECTS                           100   500    600
 SMALL PROJECT IMPROVEMENTS TOTAL  2,400 1,950 2,340 2,840  8,600

 ACTUAL RESOURCE ALLOCATED         3,840 3,840 3,840 3,840 15,360
 BUDGETED RESOURCES - (8) FTE'S    3,840 3,840 3,840 3,840 15,360
 RESOURCES AVAILABLE                   0     0     0     0      0

 *  Matrix reflects level of effort measured in hours.

MISCELLANEOUS SERVICES
During the Transition Period, Perot Systems will relocate Client's Emergency Situation Room from the 8th floor to the 9th floor of Client's principal executive office building.
Client will continue to support Mountain Air Express (MAX) in the same manner that Client does today. Perot Systems will log all activities that is provides that are in support of MAX. Perot Systems will produce a document that will report MAX support usage to Client.



                                SCHEDULE E
                            EXCLUDED SERVICES
                            -----------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.

 This agreement will not cover the following items. Client will retain the ownership, coordination and associated responsibilities.
 CLIENT LIAISON INTERFACES - Client will supply a small team whose primary responsibility is to facilitate the coordination between Perot Systems and the Client user community. This team will assist in the assessment of new capital initiatives, identify areas for general business improvement, and assist in application verification during a user acceptance period.
 AUDITING - This team will review Perot Systems' work to verify compliance with any and all agreements.
 CELLULAR COMMUNICATIONS - At this time, Client only provides cellular phones to executives and key personnel. Client will retain the management and administration of these functions.
 OFFICE SUPPLIES - Client will be responsible for all printer supplies, ticketing, and special forms for its corporate use at its corporate and field station facilities.
 SPECIAL FORM(S) - Client currently employs a ticketless boarding of its passengers. The establishment of any ticketing application or any new special form is not covered in the base agreement. This includes, but is not limited to any required system changes, additional hardware, additional software, or any telecommunications impact that may result from such an initiative.
 During the Transition Period, Perot Systems and Client shall mutually agree on additions and changes to this schedule.


                                 SCHEDULE F
                              CERTAIN EMPLOYEES
                              -----------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.

 Alan Simpson      John Burns       Bob Sherriff
 Bob Salzer        Brian Mukes      Bryan Hirschon
 Chris Allison     Chuck Adams      Chuck Lidderdale
 Chuck Strong      Daniel DeLaRosa  David Boyd
 David Boyd        Jeff Emery       Bob Hornberg
 Jeffrey Anderson  Mark Klumb       Jerris Hof
 John O'Keefe      Neil Kirby       Kelly Winters
 Elizabeth Kelly   Pat Connolly     Mark Taylor
 Michael Carew     Roger Reese      Pamela Nickoloff
 Paul Venable      Terry Surufka    Rachel Lacy
 Scott White       Wayne Saunders   Sammie Thomason
 Theresa Chisnell  Thanh Duong      Steve Pepper
 Thomas Lacker     William Puhl




                                SCHEDULE G
                               SUBSIDIARIES
                               ------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.

 NONE AS OF THE EFFECTIVE DATE

                               SCHEDULE H
                           CLIENT OBLIGATIONS
                           ------------------
 In addition to the obligations set forth in the Agreement, Client shall perform the following tasks to ensure a successful relationship between both parties:
 Client will provide key, decision-empowered personnel to participate in the Steering Committee Steering Committee will be responsible for the prioritization and scheduling of Client Service Requests (CSRs).
 Client will to the best of its knowledge and ability provide true, complete and accurate information to Perot Systems to support the refinement of the Service descriptions, Performance Standards and related information during the Transition Period and thereafter to support the ongoing performance of the Services.
 Client will be responsible for physical security of Client premises. Perot Systems will adhere to all security policies to ensure the safety of all personnel.
 Client will be responsible for the management, administration, and expenses of all Client's facilities.




                               SCHEDULE I
                            PAYMENT SCHEDULE
                            ----------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
 BASE FEES
 The following chart represents the base monthly service fees for the initial year of the Agreement, exclusive of Pass-Through expenses which will be reimbursed by Client in accordance with Section 8.3 of the Agreement.

 Months 1-12 Months 13-24 Months 25-36 Months 37-48 Months 49-60
    $317,000     $461,583     $981,810     $975,506     $934,370

 STOCK IN LIEU OF CASH
 During the period ending six months after the Effective Date and subject to approval of Client's Board of Directors, Client may pay the base monthly service fee for up to three months of Services, provided that the aggregate amount of such fees may not exceed two million dollars, in the form of Client's voting common stock, $.001 par value (the "Common Stock"), subject to the terms of a mutually satisfactory agreement containing customary terms and conditions including the following:
 * All shares of Common Stock delivered to Perot Systems in lieu of cash payments will be registered for sale under the Securities Act of 1933, as amended, any applicable blue sky laws, and all other applicable laws, rules and regulations, and will be listed for sale on the NASDAQ prior to the date such shares are delivered to Perot Systems;
 * The number of shares of Common Stock to be delivered to Perot Systems will be determined by dividing the amount of the base monthly fee payable by the average closing bid price for the Common Stock for the five trading days ending two days before the shares are delivered;
 * The certificate representing the shares will be delivered to Perot Systems (or credited to Perot Systems' designated account) on or before the date payment for the applicable Services is due under the Agreement;
 * Client will deliver, concurrently with the delivery of the certificate representing the shares, an officer's certificate making appropriate representations and warranties, including 10b-5 representations and warranties;
 * Perot Systems will observe Client's insider trading policies and will not sell any Common Stock while in possession of material information concerning Client which has not been disclosed to the public and further will not sell such stock until the end of a period which terminates three days after the disclosure of such information to the public; and
 * If Perot Systems sells the shares of Common Stock received in lieu of cash payment within 30 calendar days after receiving such shares, or is unable to sell such shares due to restrictions on trading activities imposed by Client's insider trading policy or applicable law or the absence of adequate market trading volume, Perot Systems will, within five days after such 30 day period, notify Client of such circumstance and Client will pay Perot Systems, in cash within 10 days after the end of the applicable 30 day period, an amount equal to the excess of the applicable base service monthly fee over the actual proceeds received by Perot Systems from such sale, if any, and Perot Systems will return to Client any unsold shares. Perot Systems will sell any such shares in a commercially reasonable manner.
 * If Perot Systems elects, in its sole discretion, not to sell the Common Stock within the 30 day period referred to above, Client will have no further obligation in relation to the monthly fees to which the Common Stock is related.

 ADDITIONAL STOCK PAYMENTS
 As additional consideration for the Services, Client will pay Perot Systems, in the form of shares of Common Stock, $800,000 within 30 days after the Effective Date, $600,000 on the first anniversary of the Effective Date, and $400,000 on the second anniversary of the Effective Date, subject to the terms of a mutually satisfactory agreement containing customary terms and conditions including the following:
 * Perot Systems will have the right to require, on terms that all such shares of Common Stock delivered to Perot Systems as an additional stock payment will be registered for sale under the Securities Act of 1933, as amended, any applicable blue sky laws, and all other applicable laws, rules and regulations, and will be listed for sale on the NASDAQ prior to the date such shares are delivered to Perot Systems;
 * The number of shares of Common Stock to be delivered to Perot Systems will be determined by dividing the applicable amount payable by the average closing bid price for the Common Stock for the five trading days ending two days before the shares are delivered;
 * Client will deliver, concurrently with the delivery of the certificate representing the shares, an officer's certificate making appropriate representations and warranties, including 10b-5 representations and warranties; and
 * Perot Systems will observe Client's insider trading policies and will not sell any Common Stock while in possession of material information concerning Client which has not been disclosed to the public and further will not sell such stock until the end of a period which terminates three days after the disclosure of such information to the public;
 * Client will have an option, which may be exercised at any time prior to the termination or expiration of this Agreement, to repurchase any of these shares which have not been sold by Perot Systems prior to the exercise of such option at a price of $15.00 per share

 PASS - THROUGH EXPENSES
 Pass-Through Expenses shall be only as mutually agreed in writing by the parties. Client will remain as the invoicee on all Pass-Through invoices; however, Perot Systems shall pay, and Client shall reimburse Perot Systems for, third-party charges comprising the Pass-Through Expenses. Prior to making such payments, however, Perot Systems shall review the invoice charges to determine whether such charges are proper and valid and should be paid and shall provide Client with a reasonable opportunity to review the invoices to confirm Perot Systems' determination. Following such review by Perot Systems and Client, Perot Systems shall pay the amounts due. Perot Systems shall use reasonable effort to acquire such items at the best commercial rate.

 NEW SERVICES
 Client shall pay Perot Systems in accordance with the aforementioned payments terms for all additional services provided by Perot Systems in accordance with a payment schedule for such items to be agreed upon in writing by the parties in the applicable Task Order, an example of which is attached as Schedule I-1 Task Order.

 INCREMENTAL PRICING
 Incremental pricing will be based on several business parameters that accurately reflect the growth of Client. These incremental charges are intended to reflect level of service required by Client to meet its changing business objectives. Incremental pricing will be based upon the following parameters and any other mutually acceptable parameters:
 Corporate User Growth
 Field Station Expansion
 CPU Metric Consumption
 The incremental monthly service fees exclusive of Pass-Through expenses, will be invoiced one month in advance and no later than the tenth (10th) day of each month and are due no more than thirty (30) days after the receipt of each invoice.
 If during any year during the term of this agreement, the incremental charges cause the aggregate annual amount invoiced to grow more than thirty percent (30%), Client may, solely at its option, ask Perot Systems to renegotiate the agreement.

 CORPORATE USER GROWTH
 As Client's operations grows, it will be necessary to expand the system's capabilities to meet Information Technology usage. Under the base agreement, Perot Systems will support the current base of devices. The following chart depicts the two major locations for Client connectivity. When Client grows beyond this point, Perot Systems will support growth in blocks of 40 additional users. Perot Systems will credit Client for the reduced implementation cost of the first 140 incremental users that utilize existing building cabling.
    LOCATION   PCS  PRINTERS  TOTAL PORTS USED  OPEN PORTS  TOTAL PORTS
 Circle Drive  593     33            626             54         680
 COS            97     19            116             88         204

 Note: Two (2) 24-port Hub Repeater Modules are available and can support additional growth
 In the event that Client makes a business decision to reduce the number of ports within the first 24-month period after an incremental pricing increase takes effect, Perot Systems will invoice for any remaining net book value related to such ports, and any related ongoing payment obligations will terminate. Perot Systems will make every attempt to reuse components where possible for the benefit of both parties.
 FIELD STATION EXPANSION
 As Client enters new markets and flies to new destinations, Perot Systems will implement a fixed base charge for the purchase, installation, and support of the hardware required to support the IT systems at these remote locations. Perot Systems will install these new facilities. A network configuration diagram and associated equipment list is included in Schedule D-4.
 In the event that Client makes a business decision to terminate service to a field station location within the first 24-month period after an incremental pricing increase takes effect, Perot Systems will invoice for any remaining net book value related to such location, and any related ongoing payment obligations will terminate. Perot Systems will make every attempt to reuse components where possible for the benefit of both parties. In this event, Perot Systems will create a specific task order that accurately sets forth the services to be provided to Client.
 Any additional costs that Perot Systems cannot avoid will be passed-through to Client. These expenses will be approved by Client prior to invoice. Items such as the engagement of mandated local services and the use of unionized workforce are examples of expenses that fall outside either party's control.
 CPU METRIC CONSUMPTION
 As Client requires additional computing resources to support its growth, we would like to define a parameter that fully and accurately describes this activity. Due to the significant amount of change currently underway, this exercise is extremely difficult. Perot Systems and Client will enter a 90-day due diligence period upon the Effective Date to identify an appropriate measurement. It is essential to identify today's usage and the total capacity given today's infrastructure. If both parties cannot reach agreement at the end of the 90-day due diligence period, Perot Systems will pass-through any related expenses as they are required to support Client.
 In the event, that Client makes a business decision to reduce any incremental CPU capacity within the first 24-month period after an incremental pricing increase takes effect, Perot Systems will invoice for any remaining net book value for such capacity and any related ongoing payment obligations will terminate. Perot Systems will make every attempt to reuse components where possible for the benefit of both parties.

                      INCREMENTAL PRICING MATRIX

PRICING
METRIC    UNIT PRICE  UNIT PRICE  UNIT PRICE  UNIT PRICE UNIT PRICE UNIT PRICE
PER MONTH MONTHS 1-24 MONTHS 1-24 MONTHS 1-24 MO'S 25-60 MO'S 25-60 MO'S 25-60
--------- ----------- ----------- ----------- ---------- ---------- ----------
Ports 1-40  $8,974                              $7,932
Ports 41-80              $8,794                             $7,752
Ports 81-*                           $8,619                           $7,577
Client Credit
(for first
3.5 incremental
units)        $100
Field Station
  1-8       $3,726                              $2,207
Field Station
 9 -16                   $3,651                             $2,131
Field Station
 17- *                               $3,578                           $2,059
CPU Metric   [TBD]        [TBD]       [TBD]      [TBD]       [TBD]     [TBD]


 Selected Pass-Through Expenses:
    LAN cable plant installation
    Circuits
    Airport-specific charges




 SCHEDULE D-1
 NETWORK LOCATIONS
 AIRLINE TERMINAL DESTINATIONS

 Aspen/Snowmass                  Atlanta Hartsfield
 Chicago Midway                  Colorado Springs
 Dallas-Ft Worth                 Durango/Purgatory
 Gunnison/Crested Butte          Hayden/Steamboat Springs
 Houston Int'l                   Indianapolis
 Kansas City Intl                Los Angeles Intl
 Everett, WA (Tramco)            Montrose/Telluride
 Newark, Int'l                   Nashville
 Orlando                         Oklahoma City
 Portland Int'l                  Phoenix Int'l
 San Francisco                   San Diego
 Tulsa International             Seattle-Tac Intl
 Wash DC, Dulles




 SCHEDULE I-1
 TASK ORDER
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.

 TASK ORDER NO. WP-XXX

 Perot Systems Corporation ("Perot Systems") and Client Airlines ("Client") hereby enter into this Task Order No. ___ under the Information Technology Services Agreement between such parties, dated as of April 1, 1997, on the following terms:

 1. Effective Date:

 2. Term:

 3. Scope:

 4. Project Managers:

  a. Client Project Manager.

  b. Perot Systems Project Manager.

 5. Client's Responsibilities:

 6. Pricing:

  a. Personnel.

  b. Procurement of Software and Equipment.

  c. Cost of Living Adjustment.

 7. Other Terms:


 AGREED:

 WESTERN PACIFIC AIRLINES, INC  PEROT SYSTEMS CORPORATION

 By:  By:
 Name:  Name:
 Title:  Title:


 SCHEDULE D-2
 CHANGE CONTROL/PROBLEM MANAGEMENT PROCESS

 This Schedule contains an example change control/problem management process. Perot Systems and Client will jointly establish a change control/problem management process that will provide for the allocation of application maintenance programming resources. A defined change control/problem management process will allow for the timely completion of CSRs and EBDs.

 A problem is defined as an interruption of normal service to a Client. Examples of problems include: system or network outages; on-line and application unavailability; information security concerns; hardware failures; slow response; workstation problems, etc. Any other item that would prompt the Client to initiate a call to the Help Desk seeking assistance could be considered a request and does not always require that a trouble ticket be opened. Examples of such requests not requiring a ticket might include inquiries concerning the status of a problem (a ticket already exists), assistance in locating support groups, general information, etc.

 The Help Desk will be the principal point of contact for the Client users and Clients to respond to their problems and requests. The Client is defined to be anyone who contacts the Help Desk, including Client users and end Clients, another Help Desk, and other individual groups or employees. The Help Desk will be considered Level 1 support.

 - LEVEL 1 - HELP DESK PERSONNEL
 Take initial Client calls
 Resolve any issues with Client
 Open/Assign trouble tickets
 Send trouble ticket to Level 2 support via phone call or eMail

 The Business Support Group will provide Level 2 support for problem management. The Business Support Group will have access and contact with the various Business groups within Client. Most of the problems that will be resolved by the Business Support Group are operational in nature as well as high-level application and system problems.

 - LEVEL 2 - BUSINESS SUPPORT GROUP
 Receive trouble tickets from Level 1
 Utilize contacts to resolve tickets
 Analyze/Resolve Level 2 problems
 Send trouble ticket to Level 3 support via phone call or eMail if applicable
 Update status on ticket and send back to Level 1
 The Applications Support team will provide Level 3 support for problem management. Trouble tickets that cannot be resolved by the Business Support Group will be sent to the applications support team. In most cases, the trouble tickets that make it to Level 3 production support are minor production application problems, data problems, and major production application problems.

 - LEVEL 3 - APPLICATIONS SUPPORT
Receive trouble tickets from Level 2
Analyze/Resolve Level 3 problems
Utilize Level 4 Application Support if needed
Update status on ticket and send back to Level 4

The Application Support (Development) team will provide Level 4 support for problem management. Trouble tickets that are technical in nature and require changes to application software, etc. will be given to the application support development team. The application support team (Level 4) and the applications support team (Level 3) work hand in hand as a combined team to resolve production trouble ticket problems. In most cases, the trouble tickets that make it to Level 4 application support are minor production application problems, data problems, and major production application problems.

- LEVEL 4 - APPLICATION SUPPORT DEVELOPMENT
Receive trouble tickets from Level 3
Analyze/Resolve Level 4 problems
Work very closely with Level 3 to resolve particular trouble tickets Update status on ticket and send back to Level 3

SCHEDULE D-3
SOFTWARE DEVELOPMENT REQUEST PROCESS

This Schedule contains an example software development request process. Perot Systems and Client will jointly establish a software development request process that will provide for the allocation of software development/integration programming resources. A defined software development request process will allow for the timely completion of enhancements and new releases within the current applications.

EXAMPLE PROCESS:

Step 1 Client completes a software development request form and sends completed form to the Software Development steering committee.
Step 2 Steering Committee prioritizes and assigns request form to Perot Systems assessment group. The request form is then logged by number, date, type, etc. into a software development request database for tracking. Log number is returned to the original requesting Client for future inquiry and status.
Step 3 Assessment group will scope the request and respond with a scope information document. The assessment document will then be reviewed by the Steering Committee.
Step 4 Steering Committee will approve or decline the request. If request is approved, request goes for second level Client approval (Client account manager).
Step 5 If request receives second level Client approval, the Steering Committee will prioritize and assign software development to the Perot Systems software development/integration team.

The software development request database must be updated and retained to prevent duplicate requests and unnecessary rework. The software development request process should also document decisions made by the Client and rationale for the decisions completed on the request form itself for future reference.

                           SCHEDULE O
             TYPICAL FIELD STATION CONFIGURATION
             -----------------------------------
(OMMITED DUE TO LACK OF GRAPHIC CONVERSION IN EDGAR FORMAT)




                           SCHEDULE P
                           ----------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.

 (0MMITED DUE TO LACK OF GRAPHIC CONVERSION INTO EDGAR FORMAT)


                             SCHEDULE J
                             KEY STAFF
                             ----------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
[TO BE DETERMINED]




                              SCHEDULE K
                           DISASTER RECOVERY
                           -----------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
[TO BE DETERMINED]



                              SCHEDULE L
                            TRANSITION PLAN
                            ---------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
[TO BE DETERMINED]




                               SCHEDULE M
                              DELIVERABLES
                              ------------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
[TO BE DETERMINED]




                                 SCHEDULE N
                                  REMEDIES
                                 ----------
THIS SCHEDULE IS ATTACHED TO AND MADE A PART OF THAT CERTAIN INFORMATION TECHNOLOGY SERVICES AGREEMENT, EFFECTIVE AS OF APRIL 1, 1997. UNLESS OTHERWISE DEFINED IN THIS SCHEDULE, CAPITALIZED TERMS WILL HAVE THE MEANING ASCRIBED TO THEM IN THE AGREEMENT.
[TO BE DETERMINED]